UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
SCHEDULE 14A INFORMATION
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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Friday, May 12, 2023 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1.    To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3.    To approve, in a non-binding, advisory vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers.

4.    To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

5.    To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the Annual Meeting shall be determined as of the close of business on March 16, 2023, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

March 31, 2023

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

Page
PROXY STATEMENT	1

PROPOSAL NO. 1: ELECTION OF DIRECTORS	3

PROPOSAL NO. 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	8

PROPOSAL NO. 3: ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS	10

PROPOSAL NO. 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS	12
Corporate Governance and Board Policies	12
Board Meetings	19
Board Committees	19
Director Compensation	22

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT	25
Audit Committee Report	25
Principal Accountant Fees and Services	25

OWNERSHIP OF SECURITIES	27

EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
2022 Executive Compensation Summary	29
Executive Compensation Objectives	31
Executive Compensation Program	33
2022 Executive Compensation	38
Compensation Committee Report	44
Executive Compensation Tables	45
Summary Compensation Table for 2022	45
Grants of Plan-Based Awards Table for 2022	46
Outstanding Equity Awards at Fiscal Year-End Table for 2022	47
Option Exercises and Stock Vested Table for 2022	50
Retirement and Post-Employment Tables	50
Post-Termination Compensation Table	52
CEO Pay Ratio	55
Pay versus Performance	57

OTHER MATTERS	63
Shareholder Proposals for 2024 Annual Meeting of Shareholders	63
Expenses and Solicitation	64
Incorporation by Reference	64
Householding for Shareholders Sharing the Same Address	64

APPENDIX A (Reconcilliation of GAAP Measures to Non-GAAP Measures)	A-1

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

March 31, 2023

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 12, 2023, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on March 16, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, 155,755,670 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the Annual Meeting. All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. Shareholders attending the Annual Meeting will be provided an opportunity to ask questions of the Board and management.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 12, 2023

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the Annual Meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1.    To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3.    To approve, in a non-binding, advisory vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers.

4.    To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Board recommends that you vote FOR the proposals listed above.

On or about March 31, 2023, the Company mailed to its shareholders of record as of March 16, 2023, a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on March 31, 2023, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

                If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy on the website listed on the proxy card and notice. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR each of the proposals listed above.

Shareholders may vote in one of the following three ways:

1.	by completing a proxy on the website listed on the proxy card or notice,

2.	by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3.	by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers who hold shares on your behalf have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that Proposals Nos. 1, 2, and 3 will be non-routine matters and that Proposal No. 4 will be a routine matter. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker would be entitled to exercise discretion to vote your shares on Proposal No. 4 but not on Proposals Nos. 1, 2, and 3. For this Annual Meeting, an affirmative vote of at least a majority of the shares voting at the meeting is required for approval of Proposals Nos. 1, 2, 3, and 4. Abstentions and broker “non-votes” are included in the number of shares present, or represented, at the meeting, but are not included in the number of shares voting at the meeting on non-routine matters. The vote on each matter submitted to shareholders is tabulated separately. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2024 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of nine members, eight of whom are independent directors. Each director is elected annually for a one-year term. Mr. Maddock joined the Board effective November 14, 2022. Mr. Smith joined the Board effective February 1, 2023. The current terms of the directors expire at the 2023 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election other than Mr. Gillis who is retiring from the Board effective upon the conclusion of the 2023 Annual Meeting of Shareholders. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2024 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board each of Mses. Johnson and Matz and each of Messrs. Guertin, Herweck, Maddock, Smith, Tamer, and Tufano.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which the nominee serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, background, qualifications, attributes and skills that led the Board to the conclusion that they should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ diversity and significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Timothy E. Guertin	2011

Mr. Guertin, 73, served as Chief Executive Officer of Varian Medical Systems, Inc. (“Varian”) from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002. Mr. Guertin was a director of Varian from August 2005 to February 2020. Mr. Guertin has been a director of Varex Imaging Corporation since September 2020.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Peter Herweck	2020	Mr. Herweck, 56, has served as Chief Executive Officer of the AVEVA Group since May 2021. Schneider Electric has named Mr. Herweck its new Chief Executive Officer effective as of May 4, 2023. Prior to AVEVA Group, Mr. Herweck served as Executive Vice President of Schneider Electric’s global Industrial Automation business and on Schneider Electric’s Executive Committee from

Name	Year Became Director	Background and Qualifications

October 2016 to May 2021. Mr. Herweck has been a director of the AVEVA Group since March 2018.

Mr. Herweck contributes valuable executive experience within the global industrial automation industry as well as extensive knowledge of the issues affecting complex industrial automation companies.

Mercedes Johnson	2014

Ms. Johnson, 69, served as Interim Chief Financial Officer of Intersil Corporation from April 2013 to September 2013 and as the Senior Vice President and Chief Financial Officer of Avago Technologies Limited from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004. Ms. Johnson has been a director of Synopsys, Inc. since February 2017, a director of Millicom International Cellular S.A. since May 2019, and a director of Analog Devices, Inc. since August 2021. Ms. Johnson was a director of Intersil Corporation from August 2005 to February 2017, a director of Micron Technology, Inc. from June 2005 to January 2019, a director of Juniper Networks, Inc. from May 2011 to May 2019, and a director of Maxim Integrated Products from September 2019 until its acquisition by Analog Devices, Inc. in August 2021.

Ms. Johnson contributes valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as a current member of the boards of directors of global technology companies.

Ernest E. Maddock	2022

Mr. Maddock, 64, served as Senior Vice President and Chief Financial Officer of Micron Technology, Inc. from 2015 until his retirement in 2018. Prior to that, he served as Executive Vice President and Chief Financial Officer of Riverbed Technology, Inc. from 2013 to 2015. From 1997 to 2013, Mr. Maddock served in various roles at Lam Research Corporation, culminating in the position of Chief Financial Officer from 2008 to 2013. Mr. Maddock has served on the boards of directors of Ultra Clean Holdings Inc. since June 2018, Avnet since August 2021, and Velodyne Lidar, Inc. since January 2022. Mr. Maddock previously served on the Board of Intersil Corporation from 2015 until its acquisition in 2017.

Mr. Maddock contributes over 35 years of experience in the technology industry serving in operations, technology and finance roles including 10 years as a public company Chief Financial Officer.

Marilyn Matz	2017	Ms. Matz, 69, is a co-founder of Paradigm4, Inc. and has served as its Chief Executive Officer and Chair of the Board of Directors since December 2009. Previously, Ms. Matz was a co-founder of Cognex Corporation where she held a variety of leadership positions in engineering and business operations from March 1981 to December 2008 including her final role as Senior Vice President and Business Unit Manager of its PC Vision Products Group. Ms. Matz served on

Name	Year Became Director	Background and Qualifications

the Board of Directors for LogMeIn, Inc. from September 2014 to February 2017.

Ms. Matz contributes valuable technical expertise and leadership experience from more than 40 years in automation, machine vision and software analytics related industries.

Gregory S. Smith	2023

Mr. Smith, 60, is the President and Chief Executive Officer of Teradyne. Mr. Smith has been the President of the Industrial Automation Group (now Robotics) since 2020. Prior to leading Robotics, Mr. Smith was the President of the Semiconductor Test Business, Teradyne’s largest operating segment. Mr. Smith began his career at Raytheon as a test engineer and held numerous engineering and management roles in the semiconductor test industry before joining Teradyne in 2006.

Mr. Smith contributes valuable executive experience from his 17 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Ford Tamer	2021

Mr. Tamer, 61, has served as Senior Operating Partner at Francisco Partners since October 2022. Prior to this role, Mr. Tamer served as Chief Executive Officer of Inphi Corporation from February 2012 until April 2021. Mr. Tamer served as President and Chief Executive Officer of Telegent Systems from 2010 to 2012. Prior to that time, he served as a partner of Khosla Ventures from 2007 to 2010 and Senior Vice President and General Manager of Broadcom’s Infrastructure Networking from 2002 to 2007. Mr. Tamer also was the co-founder and Chief Executive Officer of Agere, Inc., which was acquired by Lucent Microelectronics. Mr. Tamer has been a director of Marvell Technology, Inc. since April 2021. Mr. Tamer was director of Inphi Corporation from February 2012 until its acquisition by Marvell Technology, Inc. in April 2021.

Mr. Tamer contributes significant executive experience at global semiconductor companies as well as extensive knowledge of the issues affecting Teradyne’s customers and suppliers.

Paul J. Tufano	2005	Mr. Tufano, 69, served as President and Chief Executive Officer of Benchmark Electronics, Inc. from September 2016 to March 2019. Mr. Tufano served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. He also served as a consultant for Alcatel-Lucent from September 2013 to April 2014. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001

Name	Year Became Director	Background and Qualifications

to February 2003 and Chief Financial Officer from July 1996 to February 2003. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation. Mr. Tufano has been a director of EnerSys since April 2015. Mr. Tufano served on the Board of Directors of Benchmark Electronics, Inc. from February 2016 to March 2019.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Director Qualifications and Experience

As described above, each Director nominee brings a diversity of skills and experiences to the Board that are complementary and, together, cover the spectrum of areas that impact the Company’s current and evolving business. A summary of each nominee’s qualifications and experience is set forth in the Qualifications/Skills matrix below. As the matrix is a summary, it does not include all the skills, experience, qualifications and diversity that each nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a nominee does not possess it. Additionally, the Board is committed to the pursuit of board refreshment and balanced tenure. The matrix also shows the tenure of each director nominee. The Board believes that the combination of backgrounds, skills and experience has resulted in a Board that is well-equipped to exercise oversight responsibilities on behalf of the Company’s stakeholders.

Qualifications/Skills	Guertin	Herweck	Johnson	Maddock	Matz	Smith	Tamer	Tufano
C-Level Experience	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience	✓	✓	✓	✓	✓	✓	✓	✓
Semiconductor and Electronics Industry Experience			✓	✓		✓	✓	✓
Robotics Industry Experience		✓			✓	✓
M&A Experience	✓	✓	✓	✓		✓	✓	✓
Sales/Marketing Experience	✓	✓			✓	✓	✓
Technical Product Development Expertise	✓	✓		✓	✓	✓	✓
Financial Expertise			✓	✓			✓	✓
Legal/Regulatory Compliance and Risk Oversight	✓	✓	✓	✓	✓	✓	✓	✓
ESG Oversight	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity and Information Security		✓	✓		✓		✓
Climate-related Risk Experience(1)		✓					✓
Tenure (Years)	12	3	9	1	6	1	2	18

(1)

In Mr. Herweck’s capacity as CEO of AVEVA Group, he expanded his climate-related risk experience and participates in the First Movers Coalition of the World Economic Forum and the CEO Alliance for Climate Actions of the World Economic Forum. While at Khosla Ventures, Mr. Tamer spent three years studying climate change and related technologies, such as emissions, solar, engines, batteries, LED, and motors.

Board Diversity Matrix (as of March 31, 2023)

The Board values racial, ethnic, cultural, and gender diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. The following matrix is provided in accordance with applicable Nasdaq listing requirements and includes all directors as of March 31, 2023. The matrix includes Mr. Gillis, who is retiring from the Board effective upon the conclusion of the 2023 Annual Meeting of Shareholders.

Total Number of Directors	9*
	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	*	—	—
Part II: Demographic Background
African American or Black	—	—		—	—
Alaskan Native or Native American	—	—		—	—
Asian	—	—		—	—
Hispanic or Latinx	1	—		—	—
Native Hawaiian or Pacific Islander	—	—		—	—
White	1	7	*	—	—
Two or More Races or Ethnicities	—	—		—	—
LGBTQ+	1
Demographic Background Undisclosed	—

*	Includes Mr. Gillis who is retiring from the Board effective upon the conclusion of the 2023 Annual Meeting of Stockholders.

The following matrix provides diversity information regarding the individual members of the Company’s Board which have been nominated for re-election at the Annual Meeting:

	Guertin	Herweck	Johnson	Maddock		Matz	Smith	Tamer	Tufano
Demographics
Race/Ethnicity
African American
Asian/Pacific Islander
White/Caucasian	✓	✓		✓		✓	✓	✓	✓
Hispanic/Latinx			✓
Native American
Two or More Races or Ethnicities
Undisclosed
Gender
Male	✓	✓		✓			✓	✓	✓
Female			✓			✓
Non-Binary
Undisclosed
Sexual Orientation
LGBTQ+					✓
Undisclosed

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2023 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

The Company’s Compensation Committee has implemented an executive compensation program that rewards performance. The Compensation Committee fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance objectives that are important to the Company and its shareholders. The Compensation Committee has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and practices reflect a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders. Performance-based variable cash compensation for the Company’s named executive officers and other employees was tied to the Company’s annual rate of profitability, or “PBIT”, two-year rolling revenue growth rate, and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins and new product launches. PBIT is a non-GAAP financial measure equal to GAAP income from operations excluding restructuring and other; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and certain other gains and charges. This PBIT metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT metric reported by the Company in the financial statements accompanying its quarterly earnings releases. The Company’s long-term performance criteria for performance-based stock awards included both a relative total shareholder return metric and a cumulative PBIT metric, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The Company recommends shareholders read the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” before voting on this “Say-on-Pay” advisory proposal.

The Company’s shareholders voted to approve the Say-on-Pay advisory proposal at the 2022 Annual Meeting of Shareholders with 92.27% of the votes cast approving the proposal. The Compensation Committee continues to assess the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance. For example, in 2022, after a review of peer benchmarking and global survey data and the financial performance of our peer group companies over the short- and long-term, the Compensation Committee (a) for variable compensation, increased the PBIT target from 20% to 23%, increased the PBIT rate required to achieve maximum payout from 30% to 34% and increased the PBIT rate threshold from 7% to 10%, (b) for variable compensation, increased the two-year rolling revenue growth rate target from 5% to 13% and increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 27%, and (c) increased the target for the three-year cumulative PBIT rate component of the long term performance criteria for performance-based restricted stock units from 20% to 23% and increased the PBIT rate required to achieve maximum payout from 30% to 34%. The performance-based variable cash compensation and equity awards are described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2023 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

The Company is providing shareholders with the opportunity at the 2023 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Frequency”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, that the frequency of an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 – Every year;

Choice 2 – Every two years;

Choice 3 – Every three years; or

Choice 4 – Abstain.

The Board of Directors believes that shareholders should continue to have the opportunity to vote on the compensation of the Company’s named executive officers every year consistent with the Company’s current practice. The Compensation Committee and the Board regularly review the Company’s executive compensation program to ensure it remains aligned with both the short-term and long-term performance of the Company.

Shareholders may vote for one year, two years or three years, or may abstain from voting on the proposal. The Company will report the results of the vote, as well as the decision by the Company as to the frequency of the shareholder vote on executive compensation in light of the results of this advisory vote, in a Form 8-K following the 2023 Annual Meeting.

The Board recommends a vote FOR having an advisory vote to approve the compensation of the Company’s named executive officers every ONE year.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. The appointment of PricewaterhouseCoopers LLP is in the best interest of Teradyne’s shareholders. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of the Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. Teradyne’s Board of Directors (the “Board”) has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board for approval. The Board has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s website at www.teradyne.com under the “Governance” section of the “Investor Relations” link. Teradyne posts additional information on its website from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute a majority of the Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for a one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Insider Trading Policy and Rule 10b5-1 Policy reflecting new SEC regulations;

•	Policy prohibiting employees, executives and directors from hedging Teradyne stock and pledging Teradyne stock as collateral for loans;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Board oversight of enterprise risk management, including cybersecurity and data protection risks;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	An environmental, social and governance (“ESG”) program and Corporate Social Responsibility (“CSR”) Report;

•	Board oversight of the Company’s ESG program and review of its CSR Report;

•	Nominating and Corporate Governance Committee review of Board composition, skills, diversity and refreshment and succession plan;

•	Nominating and Corporate Governance Committee review of director’s change in position;

•	Annual Board review of executive succession plan;

•	No director may serve on more than four other public company boards;

•	Directors must be 74 years or younger as of the date of their election or appointment – this requirement has no exceptions or conditions;

•	Directors may be removed by a shareholder vote with or without cause;

•	Annual review of non-employee director compensation and cap on the aggregate value of total annual compensation to non-employee directors;

•	Annual Board evaluation of Chief Executive Officer performance; and

•	Policy promoting equal opportunity for all employees, including gender pay equity.

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry; commitment to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations.

Nominees shall be 74 years or younger as of the date of election or appointment. This requirement has no exceptions or conditions. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values racial, ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition and succession planning are reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

At the 2023 Annual Meeting, shareholders will be asked to consider the election of Ernest E. Maddock and Gregory S. Smith, each of whom have been nominated for election as director for the first time. In November 2022, Mr. Maddock was appointed by our Board as a new director. Mr. Maddock was originally proposed to the Nominating and Corporate Governance Committee as a potential candidate for the Board by an international executive and board search firm. In February 2023, Mr. Smith was appointed by our Board as a new director, replacing Mark Jagiela who retired as of February 1, 2023. Mr. Smith was appointed as Chief Executive Officer on February 1, 2023.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2024 Annual Meeting of Shareholders.”

Director Independence

Teradyne’s Guidelines require that at least a majority of the Board shall be independent and set out standards for determining director independence. To be considered independent, a director must satisfy the definitions pursuant to the SEC rules and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and, in the Board’s judgment, not have a material relationship with Teradyne. Teradyne’s Guidelines are available on Teradyne’s website at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

The Board has determined that the following directors are independent using the criteria identified above: Edwin J. Gillis, Timothy E. Guertin, Peter Herweck, Mercedes Johnson, Ernest E. Maddock, Marilyn Matz, Ford Tamer, and Paul J. Tufano. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Ms. Johnson’s position as a director of Analog Devices, Inc., both a Teradyne supplier and customer, as a director of Synopsys, Inc., both a Teradyne customer and supplier, and as a director of Millicom International Cellular S.A., a Teradyne supplier; Mr. Maddock’s position as director of Avnet, Inc., both a Teradyne customer and supplier; and Mr. Tamer’s position as a director of Marvell Technology, Inc., a Teradyne customer. Teradyne’s business with Analog Devices, Synopsys, Millicom, Avnet and Marvell during 2022 was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board has determined that Greg Smith is not independent because he is Teradyne’s Chief Executive Officer.

All members of the Company’s three standing committees – the Audit, Compensation, and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC rules and the listing standards of Nasdaq, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure and Self-Assessment

Since May 2021, Mr. Tufano has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

The Board and each of its committees annually undertake a self-assessment, including an evaluation of its composition, mandate and function. The Chair of the Nominating and Corporate Governance Committee manages this annual process and implementation of any action items resulting from the process. For example, as a result of one of the Board’s self-assessments in which the directors expressed their interest in having a separate strategy discussion, an annual strategic session with management was implemented starting in 2018.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Company deploys Code of Conduct training to all new full and part time employees and contractors as part of the on-boarding process and administers annual Code of Conduct refresher training to all employees at the end of each year, which includes a video presentation, quiz and compliance certification. The Code of Conduct training covers a variety of topics, including anti-corruption and bribery, proper workplace conduct, diversity, equity and inclusion, unconscious bias, avoiding conflicts of interest, cybersecurity and information security and protection in the workplace, environmental best practices in the workplace, health and safety practices, and proper use of social media. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s website at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its website at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

Insider Trading Policy

The Board has adopted an insider trading policy (“Insider Trading Policy”) to prevent the misuse of confidential information about Teradyne as well as other companies with which the Company has a business relationship and to promote compliance with the securities laws. Among other things, the Insider Trading Policy prohibits trading on material non-public information and prohibits directors, executive officers and certain other employees from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”). The Board has also adopted a Rule 10b5-1 plan policy (“Rule 10b5-1 Plan Policy”) which applies to all executive officers and directors of Teradyne who adopt Rule 10b5-1 plans for trading in Teradyne’s securities. The Rule 10b5-1 Plan Policy sets forth mandatory guidelines that are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans. The Company’s Insider Trading Policy and Rule 10b5-1 Plan Policy were revised in 2023 to reflect new regulations issued by the SEC.

Hedging and Pledging Policy

The Board recognizes there may be an appearance of improper or inappropriate conduct if Teradyne’s employees, executives and directors engage in certain types of transactions, even in circumstances where they may not be aware of any material, nonpublic information. Therefore, the Board has adopted, through the insider trading policy, a policy prohibiting employees, executives and directors from hedging Teradyne stock through short sales, prepaid variable forward contracts, equity swaps, collars and exchange funds. In addition, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. The policy also prohibits holding Teradyne securities in a margin account or pledging Teradyne securities as collateral for loans.

Environmental, Social and Governance

The Board is committed to promoting, creating and maintaining a safe and healthy workplace, environment and society. Teradyne is committed to employee health, safety and welfare, to managing its activities that impact the environment in a responsible and effective manner, and to supporting the communities where its employees live and work. Teradyne strives to drive improvements in environmental sustainability, supply chain responsibility, diversity and inclusion, and positive social impact. In 2019, Teradyne formalized its ESG program and published its first CSR report. In August 2019, the Board invited an outside expert to present to the full Board on best practices and trends in ESG programs. Throughout 2020, 2021 and 2022, the Company expanded its ESG program and, in November 2022, published its fourth CSR report. In 2021, the Company became a member of The Responsible Business Alliance (“RBA”) and is continuing to implement many of the best practices of the RBA, including relating to compliance of the Company’s supply chain with its ESG program. In 2022, the Company joined the SEMI Climate Consortium, a semiconductor equipment industry group focused on reducing the greenhouse gas emissions in the production and operation of chip making equipment. The 2021 and 2022 CSR reports substantially expanded disclosure related to ESG, and the Company plans to continue to enhance its program and to provide additional, detailed disclosures to its shareholders, employees, customers, suppliers and other stakeholders. As described in the Code of Ethics section above, Teradyne’s annual Code of Conduct training includes training for employees on diversity and unconscious bias as well as on environmental best practices, including power and water conservation, recycling, and encouraging innovative designs to reduce energy consumption of the Company’s products.

Teradyne’s Board oversees its ESG program to ensure ESG initiatives are linked to company-wide strategic planning decisions. The Nominating and Corporate Governance Committee has primary responsibility for overseeing ESG priorities and the successful implementation of these priorities. The Company’s other Board committees also have oversight responsibility for ESG topics under their purview. Management annually reviews the Company’s ESG program and CSR report with the Board and regularly provides updates to the Board and

Board committees and engages them to discuss ESG strategy, gain alignment on goals, and report on progress. The Company’s cross-functional ESG steering team is responsible for developing and executing its ESG strategy, proposing goals, approving and supporting initiatives, and embedding ESG into the corporate culture. The ESG steering team reports to Teradyne’s CEO and CFO. In addition, the Company has topic-specific working teams to address key ESG initiatives and a dedicated ESG manager who reports to the ESG steering team and drives these initiatives.

Detailed information regarding Teradyne’s ESG activities is available on its website at https://www.teradyne.com under the “Corporate Social Responsibility” link.

Human Capital Resources

The Board oversees the Company’s culture and its management of human capital. The Board believes that the Company’s future success depends upon its continued ability to attract, develop, and retain a high-performing workforce, comprised of people with shared values.

Corporate Culture

Teradyne’s core values are conducting business with honestly and integrity, collaborating with colleagues as a company without doors, and partnering with customers every step of the way. The Company is committed to conducting business in a responsible manner, with strategic operational policies, procedures and values that support transparency, sustainability and legal compliance. Teradyne ensures its employees ethically operate and fulfill business commitments through robust monitoring of the Company’s Code of Conduct and environmental, health and safety programs. The Company is committed to equality as evidenced by its nondiscrimination, harassment prevention and pay equity policies and training. Teradyne values a diverse, inclusive and respectful work environment where all employees enjoy challenging assignments and development opportunities within the framework of a safe, positive culture.

Competitive Pay and Benefits

The primary objective of Teradyne’s compensation program for employees generally is to provide a compensation and benefits package that will continue to attract, retain, motivate and reward high performing employees who operate in a highly competitive and technologically challenging environment. The Company seeks to achieve this objective by linking a significant portion of compensation to Company and business unit performance. Teradyne enables employees to share in the success of the Company through various programs including a stock purchase program, equity compensation and profit sharing and bonus plans. The Company seeks to provide competitive and fair total compensation and, to do so, refers to peer comparisons and internal equity. In addition to providing employees with competitive compensation packages, Teradyne offers benefits designed to meet the needs of employees and their families, including paid time off, parental leave, bereavement leave, health insurance coverage, flexible work arrangements, contributions to retirement savings, and access to employee assistance and work-life programs.

Employee Development and Training

Teradyne believes that employee development and training is a key factor in continuing to attract, motivate, develop and retain a strong, competitive workforce. The Company provides continual development opportunities to its employees, with a focus on development of job skills and competencies. Examples include new manager competencies like giving feedback and coaching, and training in software development tools and project management. Teradyne’s employees also receive annual performance reviews and are involved in setting goals for their own development and performance. Employees and managers look back on the previous year, review career development plans and create goals for the next year. In 2022, Teradyne implemented a new learning management system integrated with our human resources system. This enabled our business to more easily create and offer business training courses, including topics such as project management, electrical safety, engineering standards, and product and sales. Since the implementation of this system in late April 2022, we have added 105 additional training activities and our employees have completed 33,107 training activities, which is an average of 5.5 training activities per employee.

Teradyne is committed to recruiting and developing talent at the collegiate level to help advance Science, Technology, Engineering and Mathematics (“STEM”) education for the future generation. For example, the Company’s paid internships and entry-level positions offer real-world experience, and its paid co-op program offers higher education students a unique learning opportunity as students alternate one semester in a work assignment and one semester in the classroom. Additionally, Teradyne offers reimbursement for educational courses related to an employee’s work or as part of a degree program, including tuition, lab fees and books. The Company also offers a scholarship program for employees with college-age children and grandchildren. In 2022, almost half of the scholarship recipients were outside of the United States.

Employee Engagement

Teradyne conducts regular employee surveys to check in with its global workforce and obtain input on a number of topics. The feedback received from these surveys helps management assess employee sentiment and identify areas of improvement and guides decision-making as it relates to people management. In addition, the Company’s CEO, other executives and individual directors meet with employees on a frequent basis through exchange meetings and quarterly webcasts. The exchange meetings allow the executives and directors to directly interact with a small group of employees, while the global webcasts enable all employees to engage with senior leaders and ask questions in an open Q&A session.

Diversity and Inclusion; Community Engagement

Teradyne believes in fostering a diverse workforce and an equitable and inclusive culture in order to build a stronger and more resilient company for its customers, employees and communities. To support this effort, the Company has a Diversity and Inclusion Charter that was developed by its Diversity, Equity and Inclusion (“DEI”) executive sub-committee and designed to ensure that the Company builds diversity across its workforce. In 2021, the Company hired its first DEI program manager and launched an internal DEI website for employees. Teradyne has established programs for recruiting and hiring candidates from various backgrounds and experiences. Teradyne supports its employees at every level to take ownership of DEI by creating Employee Resource Groups (ERGs) to improve the sense of belonging and inclusion of our colleagues. Some of these groups are global while others are location or region specific. ERGs are an important cross-organizational, employee-led initiative to help foster an inclusive culture. Each ERG has an executive sponsor to mentor and advocate for their ERG. These ERGs, which include New Employees to Teradyne, Communities of Color, Women in Teradyne, Employees with Children, Blue and Green (for team members that are committed to the environment), Veteran’s Resource Group and LGBTQ+ Community, provide employees an opportunity to network and connect with colleagues who share similar interests. On an annual basis, the female members of the Board meet with female leaders within Teradyne to exchange ideas and experiences. The Company has implemented policies regarding gender pay equity and has conducted pay equity audits in the United States, which have not identified any pay equity issues in the employee populations tested. The Company conducts mandatory DEI-related training programs for our employees and also offers a wide variety of optional DEI-related training courses. For example, in 2021 and 2022, managers participated in McKinsey Academy’s “Unlocking the Potential of Women” course and follow-up activities. Teradyne is an equal opportunity/affirmative action employer committed to making employment decisions without regard to race, religion, ethnicity or national origin, gender, sexual orientation, gender identity or expression, age, disability, protected veteran status or any other characteristics protected by law.

Teradyne has a tradition of amplifying the charitable actions of its employees and responding to the needs of its communities. For example, in December 2021, the Philippines experienced a devastating typhoon and our operations in Cebu, Philippines were affected. Teradyne provided support services to many of its employees impacted by the typhoon and partially matched employee donations to organizations helping recovery efforts in the region. To support positive change in society, Teradyne has donated to organizations supporting social justice and racial equality. Teradyne also sponsors the Massachusetts Conference for Women and the California Conference for Women, each of which offers opportunities for business networking, professional development and personal growth.

To make it easier for employees worldwide to support charitable activities and magnify the impact of their support, Teradyne established a formal matching gift program in 2021, “Teradyne Gives.” The program matches up to $1,000 per year of employee donations to qualified non-profit organizations.

Additionally, advancing education for future generations is an important initiative at Teradyne. The Company supports STEM programs at the middle, high school and collegiate level, including middle and high school robotics competitions, funding college scholarships and underwriting university programs to increase the diversity of STEM graduates. Teradyne also donates test equipment and robots to colleges, universities, and vocational programs.

The Company values its employees having diverse opinions about the best ways for the Company and the global society to continue to work towards eliminating bias. Teradyne believes that in the workplace it is important and expected that employees treat each other, and each other’s opinions, with respect and empathy, and focus on supporting each other in the Company’s business objectives, while demonstrating respect, dignity, inclusion, integrity and teamwork.

Health and Safety

The health and safety of its employees is the Company’s highest priority. Teradyne is committed to complying with all applicable health and safety regulations wherever it operates. The Company conducts internal audits and regular reviews and monitoring of regulations to ensure compliance with laws and regulations at the local, state, province and country levels. Teradyne ensures workers are provided with the knowledge to perform their jobs safely by deploying mandatory environment, health and safety training. The Company also requires contractors to complete safety training prior to working at any Teradyne site. The Company monitors, tracks and reports common safety metrics such as accidents, near misses and illness, and its injury and illness rate is below the industry average. Teradyne also provides its employees with a flexible and adjustable workspace, which includes reviewing ergonomics issues in the workplace, educating employees to self-identify risks and ensuring they have the work environment they need to do their jobs safely and effectively.

Throughout the COVID-19 pandemic, Teradyne’s primary concern has been ensuring the health and safety of its employees and providing the resources to effectively work remotely and to work in a safe environment when on-site. Teradyne has encouraged its workforce to get fully vaccinated. Teradyne also supported its global workforce during this time by sending regular all-employee communications, providing development opportunities for managers and employees to support working virtually in an effective manner, establishing emergency response teams to empower local decision-making, conducting surveys to check in with employees, sharing regular video updates from its leadership team, and establishing a well-defined return to work process. Teradyne currently supports a hybrid work model for most employees which supports a blend of working in-office and remotely.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, cybersecurity and information security, legal, market and competitive risks as well as the risks to the Company, its business and its employees due to climate change and the COVID-19 pandemic. Management and the Board have not identified any risks arising from Teradyne’s compensation plans, policies and practices for the executives or employees that are reasonably likely to have a material adverse effect on the Company.

Information technology and data security, particularly cybersecurity, is a top area of focus for the Board, which views our diligence and improvement in these areas as essential for the success of the Company. The Board of Directors is actively involved in overseeing cybersecurity risk management, both through annual presentations given by members of management during Board of Directors meetings as well as quarterly reports from the Audit Committee on its cybersecurity risk oversight activities. Four of the Company’s director nominees have experience or expertise in cybersecurity. The Audit Committee meets with members of management to review the Company’s information technology and data security policies and practices, and to assess current and projected threats, cybersecurity incidents, and related risks. Teradyne has a dedicated Chief Information Security Officer, whose team advises the Company on cybersecurity risks and assesses the effectiveness of information technology and data security processes, and who regularly leads discussions about cybersecurity risk management with the Board.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports any potential conflicts identified through these inquiries to the Audit Committee. No potential conflicts were identified in 2022.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, and other similarly frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2022 Annual Meeting of Shareholders held on May 13, 2022.

Board Meetings

The Board met five times during the year ended December 31, 2022. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2022. The Chair of the Board presides over all Board meetings and each executive session. During 2022, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Governance” section of the “Investor Relations” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In accordance with the listing standards of Nasdaq, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edwin J. Gillis*	Timothy E. Guertin*	Timothy E. Guertin
Mercedes Johnson	Peter Herweck	Peter Herweck
Ernest E. Maddock	Marilyn Matz	Marilyn Matz*
Ford Tamer
Paul J. Tufano

*	Committee Chair

The Board will appoint committee members for the 2023-2024 term following the election of directors at the 2023 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has five members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	overseeing matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	reviewing the internal audit function and annual internal audit plan;

•	supervising compliance with business ethics and legal and regulatory requirements;

•	reviewing the Company’s cybersecurity program;

•

reviewing and approving the appointment, compensation, activities, and independence of the independent registered public accounting firm including the selection of the lead audit partner who is rotated every 5 years; and

•	conducting a financial risk assessment.

The Audit Committee met eight times during 2022. The responsibilities of the Audit Committee and its activities during 2022 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of and assessment of the risks associated with Teradyne’s compensation programs, policies and practices;

•	recommending changes and/or recommending the adoption of new compensation plans to the Board, as appropriate;

•	reviewing and recommending to the Board each year the compensation for non-employee directors;

•	evaluating and recommending to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer;

•	oversight of and assessment of gender and diversity pay equity; and

•	reviewing and approving of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met six times during 2022.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to assist it in carrying out its duties and responsibilities regarding executive and non-employee director compensation. In 2022, this engagement involved preparing (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia provides no services to Teradyne other than the services provided to the Compensation Committee. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and any other independent advisors engaged during the year using the factors applicable to compensation consultations under SEC rules and the listing standards of Nasdaq, and, for 2022, no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things, to:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters;

•	review the Company’s environmental, social and governance program; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms. The Nominating and Corporate Governance Committee regularly reviews Board composition, skills, diversity and succession plans.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the potential impact on the director’s independence and the appropriateness of the director’s continued membership on any Board committees under the circumstances.

The Nominating and Corporate Governance Committee met four times during 2022.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Every year, Compensia, the Compensation Committee’s independent compensation consulting firm, conducts an analysis of director compensation, including a review of benchmark data, and reports to the Committee any recommendations regarding director compensation. The Compensation Committee considers Compensia’s annual input as part of its annual review of director compensation. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

After a review of peer benchmarking data and global survey data regarding director compensation, the Compensation Committee, with input from Compensia, recommended to the Board to increase the cash compensation of the non-employee directors effective May 13, 2022, the date of the 2022 Annual Meeting of Shareholders. In 2022, the non-employee directors were compensated at the rate of $80,000 per year pro-rated from January 1, 2022 until May 13, 2022, and compensated at the rate of $90,000 per year pro-rated from May 13, 2022 through December 31, 2022. Additional fees paid to certain non-employee directors in 2022 were as follows:

•	The Board Chair received an additional $65,000 per year pro-rated from January 1, 2022 until May 13, 2022 and an additional $75,000 per year pro-rated from May 13, 2022 through December 31, 2022;

•	The Chair of the Audit Committee received an additional $30,000 per year;

•	The Chair of the Compensation Committee received an additional $20,000 per year; and

•	The Chair of the Nominating and Corporate Governance Committee received an additional $15,000 per year.

The shareholder-approved 2006 Equity and Cash Compensation Incentive Plan limits the aggregate amount or value, as applicable, of total annual cash and equity compensation that may be paid or granted, as applicable, to non-employee directors to an amount not to exceed $750,000.

Stock-Based Compensation

Each non-employee director receives an annual equity award having a fair market value equal to $230,000 on the earlier of (i) the date of the Annual Meeting of Shareholders or (ii) the last Thursday in May. This annual equity award, which is delivered in the form of restricted stock units, vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the following year’s Annual Meeting of Shareholders. The fair market value of this equity award reflects an increase from $200,000 in 2021 as a result of peer benchmarking data and global survey data regarding director compensation.

Each new non-employee director is granted an equity award on the date first elected or appointed to the Board having a fair market value equal to $230,000, pro-rated to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. The fair market value of this equity award also reflects an increase from $200,000 in 2021. This equity award, which is also delivered in the form of restricted stock units, vests in full on the date of the next annual board equity award grant. Equity awards to directors are granted under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan.

Director Deferral Program

The non-employee directors may elect to defer receipt of their cash and/or equity awards and have the compensation notionally invested into (1) an interest-bearing account (based on ten-year Treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in this deferral program, they will receive either the cash value of the interest-bearing account or the shares of the Company’s common stock underlying the DSUs, in either case, within 90 days following the end of their board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the non-employee directors with those of the Company’s shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, the non-employee directors are expected to attain (within five years from the date of initial election or appointment to the Board) and maintain an investment level in shares of the Company’s common stock equal to five times their annual cash retainer. Shares subject to the stock ownership guidelines do not include any unvested restricted stock units. All of the non-employee directors other than Mr. Herweck, who joined the Board in 2020, and Mr. Maddock who joined the Board in 2022, met the ownership guidelines as of December 31, 2022.

Director Compensation Table for 2022

The table below summarizes the compensation Teradyne paid to the non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Michael A. Bradley(4)	$29,451	$—	$29,451
Edwin J. Gillis	$116,346	$229,108	$345,454
Timothy E. Guertin	$106,346	$229,108	$335,454
Peter Herweck	$86,346	$229,108	$315,454
Mercedes Johnson	$86,346	$229,108	$315,454
Ernest E. Maddock(5)	$11,739	$112,253	$123,992
Marilyn Matz	$101,346	$229,108	$330,454
Ford Tamer	$86,346	$229,108	$315,454
Paul J. Tufano	$157,692	$229,108	$386,800

(1)

The non-employee directors were compensated at the rate of $80,000 per year pro-rated daily from January 1, 2022 until May 13, 2022, and compensated at the rate of $90,000 per year pro-rated daily from May 13, 2022 through December 31, 2022. Mr. Gillis received an additional $30,000 as Chair of the Audit Committee. Mr. Guertin received an additional $20,000 as Chair of the Compensation Committee. Ms. Matz received an additional $15,000 as Chair of the Nominating and Corporate Governance Committee. Mr. Tufano received an additional $65,000 per year pro-rated from January 1, 2022 until May 13, 2022, and $75,000 per year pro-rated daily from May 13, 2022 through December 31, 2022 as Chair of the Board. Mr. Bradley’s fees were pro-rated daily to reflect the period between January 1, 2022 and Mr. Bradley’s retirement from the Board on May 13, 2022. Messrs. Herweck and Tufano each elected to defer receipt of their cash fees for 2022 and have the fees invested into a DSU account.

(2)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the annual 2022 restricted stock unit awards calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. For a discussion of the assumptions underlying this valuation, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)

As of December 31, 2022, each then-serving non-employee director, other than Mr. Maddock, held 2,143 restricted stock units with an expected vesting date of May 12, 2023. Mr. Maddock received an equity award on November 14, 2022, the date he was appointed to the Board, of 1,198 restricted stock units having a fair market value of $112,253, which is equal to $230,000 pro-rated daily to reflect the period between Mr. Maddock’s date of appointment and the date of the next annual equity award grant for the non-employee directors on May 12, 2023; these restricted stock units will vest in full on May 12, 2023. As of December 31, 2022, Mr. Gillis held 17,566 DSUs, Mr. Guertin held 57,309 DSUs, Mr. Herweck held 2,972 DUSs, and Mr. Tufano held 44,597 DSUs.

(4)	Mr. Bradley retired from the Board as of May 13, 2022.
(5)	Mr. Maddock was appointed to the Board as of November 14, 2022. His annual Board fee and stock award were each pro-rated based on his expected Board service through May 12, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and Nasdaq. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2022 through December 31, 2022, except a Form 4 for Mr. Guertin was filed late on March 13, 2023, reporting a sale of shares on September 26, 2014 that had not been previously reported due to an oversight.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2023, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2022 and met with both management and PricewaterhouseCoopers LLP (“PwC”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, as well as PwC’s report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on these reviews and discussions with management and PwC, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

Mercedes Johnson

Ernest E. Maddock

Ford Tamer

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PwC, Teradyne’s independent registered public accounting firm, for the fiscal years ended December 31, 2022 and December 31, 2021.

	2022	2021
Audit Fees	$3,115,000	$2,974,000
Audit-Related Fees	—	—
Tax Fees	320,997	967,906
All Other Fees	7,253	1,655

Total:	$3,443,250	$3,943,561

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of Teradyne’s annual financial statements and internal control over financial reporting for fiscal years 2022 and 2021. These fees include the review of Teradyne’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

None.

Tax Fees

Tax Fees in 2022 and 2021 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In 2022 and 2021, the fees were related to financial statement disclosure, technical accounting software licenses, and training courses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2022 and 2021, the Audit Committee pre-approved all audit and other services performed by PwC.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. The services set forth on the pre-approved list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 16, 2023, information relating to the beneficial ownership of Teradyne’s common stock by each director, each named executive officer and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Richard J. Burns	10,750	*
Edwin J. Gillis	43,903	*
Charles J. Gray	17,007	*
Timothy E. Guertin	59,883	*
Peter Herweck	6,081	*
Mark E. Jagiela	239,821	*
Mercedes Johnson	18,237	*
Ernest E. Maddock	1,198	*
Marilyn Matz	11,770	*
Sanjay Mehta	50,487	*
Gregory S. Smith	37,554	*
Ford Tamer	12,715	*
Paul J. Tufano	51,981	*
All executive officers and directors as a group (13 people consisting of 5 executive officers and 8 non-employee directors)(4)	561,387	0.36%

*	less than 1%
(1)

Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.

(2)

Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 16, 2023, (ii) are subject to restricted stock units which vest within 60 days of March 16, 2023, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Burns 2,377 shares; Mr. Gillis, 19,709 shares (including 17,566 shares issuable pursuant to the Deferral Plan); Mr. Gray, 2,007 shares; Mr. Guertin, 59,452 shares (including 57,309 shares issuable pursuant to the Deferral Plan); Mr. Herweck, 5,115 shares (including 2,972 shares issuable pursuant to the Deferral Plan); Mr. Jagiela, 63,228 shares; Ms. Johnson, 2,143 shares; Mr. Maddock 1,198 shares; Ms. Matz, 2,143 shares; Mr. Mehta, 13,886 shares; Mr. Smith, 8,119 shares; Mr. Tamer, 2,143 shares; Mr. Tufano, 46,740 shares (including 44,597 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 228,260 shares (including 122,444 shares issuable pursuant to the Deferral Plan).

(4)

The group is comprised of Teradyne’s executive officers and directors on March 16, 2023. Includes (i) an aggregate of 86,744 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 16, 2023 granted under the stock plans, (ii) an aggregate of 19,072 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 16, 2023, and (iii) an aggregate of 122,444 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2022, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
The Vanguard Group, Inc.(1)	18,024,838	11.57%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
BlackRock, Inc.(2)	13,336,568	8.6%
55 East 52nd Street New York, New York 10055
JPMORGAN CHASE & CO.(3)	10,554,041	6.7%
Residence 383 Madison Avenue New York, NY 10179
FMR LLC(4)	10,357,507	6.649%
245 Summer Street Boston, Massachusetts 02210

(1)

As set forth in Amendment No. 14 to a Schedule 13G, filed on February 9, 2023, The Vanguard Group, Inc. had, as of December 31, 2022, sole dispositive power with respect to 17,372,247 shares, shared dispositive power with respect to 652,591 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 230,046 shares.

(2)

As set forth in Amendment No. 12 to a Schedule 13G, filed on February 7, 2023, BlackRock, Inc. had, as of December 31, 2022, sole dispositive power and sole voting power with respect to 12,213,572 of the shares.

(3)

As set forth in Schedule 13G, filed on January 13, 2023, JPMORGAN CHASE & CO. had, as of December 31, 2022, sole dispositive power with respect to 10,457,370 of the shares, shared dispositive power with respect to 94,593 shares, sole voting power with respect to 8,958,701 shares, and shared voting power with respect to 65,543 shares.

(4)

As set forth in Amendment 1 to a Schedule 13G, filed on February 9, 2023, FMR LLC had, as of December 31, 2022, sole dispositive power with respect to all of the shares and sole voting power with respect to 9,824,208 of the shares.

(5)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our “named executive officers” for 2022:

•	Mark E. Jagiela, Chief Executive Officer (“CEO”);

•	Sanjay Mehta, Vice President, Chief Financial Officer, and Treasurer;

•	Charles J. Gray, Vice President, General Counsel and Secretary;

•	Richard J. Burns, President, Semiconductor Test; and

•	Gregory S. Smith, President and President, Robotics

In November 2022, the Company announced Mr. Jagiela’s decision to retire as CEO, effective February 1, 2023, and the appointment of Mr. Smith as CEO as of such date, in each case as discussed in more detail below. Because Mr. Jagiela served as CEO during 2022, in this Compensation Discussion and Analysis, when we refer to the CEO or Chief Executive Officer, we are referring to Mr. Jagiela.

This Compensation Discussion and Analysis describes the material elements of Teradyne’s executive compensation program during the fiscal year ended December 31, 2022. It also provides an overview of the Company’s executive compensation philosophy, as well as the Company’s principal compensation policies and practices as they relate to executive compensation. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for the Company’s executive officers, including the named executive officers, in 2022, and discusses the key factors that the Compensation Committee considered in determining the compensation of the named executive officers.

2022 Executive Compensation Summary

Teradyne is a leading global supplier of automatic test equipment and robotics products. The Company designs, develops, manufactures and sells automatic test systems and robotics products. Teradyne’s automatic test systems are used to test semiconductors, wireless products, data storage and complex electronics systems in many industries including the consumer electronics, wireless, automotive, industrial, computing, communications, and aerospace and defense industries. Teradyne’s robotics products include collaborative robotic arms and autonomous mobile robots used by global manufacturing, logistics and industrial customers to improve quality, increase manufacturing and material handling efficiency and decrease manufacturing and logistics costs. The automatic test equipment and robotics markets are highly competitive and characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

In July 2022, Gregory S. Smith was promoted to President of the Company. In November 2022, the Company was notified of the decision by Mr. Jagiela to retire as CEO effective February 1, 2023. Mr. Smith was appointed in November 2022 as the new CEO effective February 1, 2023.

In 2022, the Company generated the second highest revenue in its history of $3.2 billion, generated significant free cash flow of $415 million1, and achieved GAAP earnings of $4.22 per share and non-GAAP earnings of $4.25 per share. In 2022, the Company’s largest test market, System-On-a-Chip (SOC), softened after

[1]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Proposal and in the Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

six years of growth, and the growth in the Company’s Robotics business moderated. The Company continued to navigate through supply, operations, logistics and staffing issues to meet the challenging delivery and support needs of its customers in the test and robotics markets. The Company also worked to develop new products in growing segments across its test and robotics businesses to expand its served markets and position itself for continued growth while maintaining financial discipline.

In 2022, the Company returned $822 million to shareholders through its dividend and share repurchase programs. In January 2023, the Company announced it planned to repurchase up to $500 million in shares in 2023 pursuant to its $2 billion repurchase program authorized by the Board in January 2023. The Company continued its quarterly dividend of $0.11 per share in 2022. The dividend and repurchase programs reflect the Company’s confidence in its business and the ability to return capital to its shareholders while retaining sufficient financial flexibility to pursue growth opportunities through both internal investments and acquisitions.

Despite these accomplishments, the Company’s named executive officers received below target payouts for their 2022 performance-based variable cash compensation as a result of the challenging growth performance goals that were used for purposes of such compensation and lower revenue than the Company’s record 2021 results. For 2022, the performance-based variable compensation for the Company’s named executive officers was tied to the Company’s PBIT, a two-year rolling revenue growth rate metric, and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins, employee retention, and new product launches. In 2022, after a review of peer benchmarking and global survey data and the financial performance of our peer group companies, the Compensation Committee (a) increased the PBIT target from 20% to 23% for variable cash compensation, increased the PBIT rate required to achieve maximum payout from 30% to 34% and increased the PBIT rate threshold from 7% to 10%, and (b) increased the two-year rolling revenue growth rate target from 5% to 13% and increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 27%. In 2022, the Company’s PBIT rate was 27.5% and its two-year rolling revenue growth rate was only 0.49% as a result of the Company’s 2022 revenue falling 15% from the record 2021 results. These results, when combined with the Company’s achievement of certain strategic goals in 2022, resulted in the Company’s named executive officers receiving variable cash compensation payouts ranging from 89% to 99% of their target awards. Mr. Jagiela, as CEO, received a variable cash compensation payout equal to 92% of his target.

In 2022, the Company’s long-term performance criteria for performance-based restricted stock unit awards included both a relative total shareholder return metric and a cumulative PBIT metric, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The relative total shareholder return metric is based on a comparison of the Company’s total shareholder return to the performance of the New York Stock Exchange Composite Index. For the PBIT metric, the Company increased the three-year cumulative target PBIT rate from 20% to 23% and increased the PBIT rate required to achieve maximum payout from 30% to 34%. The final number of shares earned for the performance-based restricted stock unit awards granted in 2022 will be determined in January 2025. With respect to the performance-based restricted stock unit awards that were eligible to be earned based on 2020-2022 performance, 195% of the target award was earned based on the Company’s performance having achieved 190.4% of the target for the relative total shareholder return metric and 200% of the target for the cumulative PBIT metric for this period.

The Compensation Committee believes that the compensation of its named executive officers for 2022 is reasonable and appropriate and is aligned to, and justified by, the performance of the Company and its results against its strategic goals.

The variance in compensation of the named executive officers year over year demonstrates the alignment between pay and performance. The actual performance-based variable cash compensation paid to the named executive officers from 2016 to 2022 has varied from 79% to 185% of target depending on the strength of Company performance as compared to performance goals in the applicable year. For example, in 2021, the Company increased revenue year over year by 19% to a record $3.7 billion while growing GAAP earnings 30% to $5.56 per share and non-GAAP earnings 29% to $5.98 per share, the eighth consecutive year of earnings per share growth. As a result of this performance, the named executive officers received variable cash compensation payouts with a range between 167% and 185% of target. In 2022, despite the Company’s second highest revenue in its history, due to challenging performance goals and revenue falling 15% from the record 2021 results, the named executive officers received variable cash compensation payouts with a range between 89% and 99% of target.

While this variance in compensation demonstrates that the program effectively rewards the executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee continues to review the executive compensation program and its mix of short- and long-term incentives to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. The Committee also continues to establish challenging performance metrics reflecting the Company’s business objectives and strategy.

The Compensation Committee regularly reviews the Company’s policies and practices related to compensation and governance, as set forth below:

•	Executive officer stock ownership guidelines requiring significant ownership;

•	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•	Multiple performance objectives used in the determination of variable cash compensation and performance-based stock awards;

•	Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters;

•	Executive officers’ change-in-control agreements contain a double trigger for acceleration of equity awards requiring a qualifying termination following a change-in-control;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Policy prohibiting executives from pledging Teradyne common stock; and

•

Policy prohibiting executives from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments).

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the Company’s shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates the executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk taking;

4)	encourages competitive excellence of the Company’s products and services; and

5)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for the executive officers (or in the case of the Chief Executive Officer, in making recommendations about such levels to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, competitive market data (drawn from peer company and survey information), other benefits provided, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the Company’s executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the independent members of the Board all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines to be necessary to carry out its responsibilities and to approve the fees and other terms of retention of any such advisors. In 2022, as in prior years, it engaged the independent compensation consulting firm Compensia as its compensation consultant.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the other executive officers to the Compensation Committee for its review and consideration. The Compensation Committee’s compensation consultant and members of the Company’s Human Resources department provide competitive market information to the Compensation Committee for comparative purposes. The executive officers do not determine any element of their own compensation or their total compensation amount.

Competitive Positioning

To ensure its compensation is competitive, the Company makes extensive use of comparative data for its worldwide employee programs and its executive officer compensation. This includes data gathered from surveys, the Compensation Committee’s compensation consultant and public filings.

For purposes of determining 2022 compensation, the Compensation Committee asked Compensia to develop a competitive analysis of Teradyne’s peer companies, to analyze executive pay packages and to advise on the relationship of the Company’s short-term and long-term performance incentives to total compensation. In October 2021, Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for comparisons. The Compensation Committee reviewed and approved a peer group that included the 17 companies listed below:

Teradyne Peer	Revenue –Latest 4 Quarters (as of 10/06/21) ($MM)	Market Capitalization (30-day average as of 10/06/21) ($MM)
Arista Networks	$2,629	$27,462
Cadence Design Systems	$2,891	$44,477
Ciena	$3,408	$8,354
Entegris	$2,083	$16,894
Keysight Technologies	$4,867	$32,250
KLA-Tencor	$6,919	$52,846
Marvell Technology	$3,456	$50,716
Microchip Technology	$5,698	$43,072
MKS Instruments	$2,694	$8,252
NetApp	$5,899	$20,180
ON Semiconductor	$5,915	$20,033
PTC	$1,717	$14,708
Qorvo	$4,338	$19,743
Rockwell Automation	$6,760	$36,021
Skyworks Solutions	$4,755	$28,846
Trimble Navigation	$3,454	$22,679
Zebra Technologies	$5,164	$29,902
Median	$4,338	$27,462
Teradyne	$3,446	$19,400

At the time the peer group was approved, Teradyne was below the median of the peer group in terms of revenue (36th percentile), and below the median of the peer group in terms of market capitalization (24th percentile).

During 2022, for purposes of setting 2023 compensation, the Compensation Committee approved the following changes to the peer group: (1) removing Arista Networks, Ciena and NetApp to more closely align the peer group with Teradyne’s business profile, and (2) adding Analog Devices, Cognex, and Teledyne Technologies as these companies had levels of revenue and market capitalization that were more appropriate for purposes of comparison with Teradyne’s business profile and otherwise met the criteria required for inclusion in the peer group.

The Compensation Committee supplemented the peer group data with data from the Radford Global Survey. From this survey, the Company used reported data for its peer group companies as well as all technology companies with industry and financial characteristics generally aligned with our peers and with annual revenues between $1.7 billion and $7 billion and market capitalizations between $6.7 billion and $60 billion.

Executive Compensation Program

The Board has implemented an executive compensation program that fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance targets that are important to the Company and its shareholders. This approach is designed to focus the executive officers on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following charts illustrate performance-based target compensation for the Chief Executive Officer and the other named executive officers (as a group) as a percentage of total target compensation for 2022. For purposes of the charts, performance-based restricted stock units are valued based on target.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation measured at target. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officers’ cash compensation to the Company’s annual financial and strategic performance objectives and motivates the executive officers to achieve Teradyne’s financial, operating, and growth goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal for such total target cash compensation for each executive officer is that it should be competitive with that of individuals holding similar roles and responsibilities as reflected by the peer group and global survey data. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance, the role and responsibilities of the executive officer, and other benefits available to the executive officers, including Teradyne’s Cash Profit Sharing Plan.

Additionally, each January, the Compensation Committee establishes the specific performance measures and formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are based on: (1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT percentage; (2) a two-year rolling revenue growth rate; and (3) measurable operating and strategic goals. PBIT is a non-GAAP financial measure equal to GAAP income from operations excluding restructuring and other; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and certain other gains and charges. This PBIT metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT metric reported by the Company in the financial statements accompanying its quarterly earnings releases. The performance-based variable cash compensation, depending on the named executive officer, is determined by a formula comprised of either company-wide or divisional PBIT percentage, company-wide or divisional revenue growth, and the performance against key operating, financial and strategic goals by the Company’s business divisions. For 2022, the PBIT metric contributes 40% toward the target variable cash compensation payout, with the revenue growth metric contributing 30% and the operating, financial and strategic goals contributing 30%. The maximum payout under this program is 200% of target.

In establishing the performance target levels for the financial performance measures, the Compensation Committee sets the PBIT rate and the revenue growth rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and strategic goals based on the specific objectives of the Company for the year. These operating and strategic goals may include strategic customer wins, market share gains, gross margin and profitability goals, new product introductions, engineering project milestones, employee retention, cost controls and growth targets – the achievement of which positively impacts the Company’s long-term performance. Teradyne is not disclosing the specific performance target levels for these goals in this Compensation Discussion and Analysis section because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. The target levels for such performance measures, such as product development, market share, new product introductions and margin goals for new and existing products, are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that these goals are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. The target levels for the measures to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame.

Following the close of each fiscal year, management reviews the performance of the Company against each pre-established goal and prepares a calculation of variable cash payout based on the review. The performance review and calculation are then presented to the Compensation Committee for its review. Based on the financial performance of the divisions or the Company as a whole, as applicable, and the performance against the operating and strategic goals, the variable cash compensation then is determined by the independent members of the Board for the Chief Executive Officer and by the Compensation Committee for the other named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate longer-term Company performance, and attract, retain and reward talented individuals. Teradyne’s equity compensation program provides three types of equity incentives: (1) time-based restricted stock unit awards which vest in equal installments annually over four years conditioned upon continued service, supporting the Company’s employee retention efforts; (2) performance-based restricted stock unit awards, split equally between awards that vest based on the achievement of relative total shareholder return and cumulative PBIT percentage, in each case, measured at the end of a three-year performance period; and (3) stock options granted with an exercise price equal to the closing price of a share of Teradyne common stock on the date of grant, which vest in equal installments annually over four years conditioned upon continued service, where executives only benefit if the Company’s stock price appreciates.

Equity awards are made under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. The grant date value of awards granted to the named executive officers is based upon peer group data provided by Compensia, global survey data, and each executive’s relative contribution, performance and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Compensation Committee approves an overall annual equity budget to be used for awards to executive officers, directors and employees, including new hires. Various factors are used in determining the annual equity award budget, including the total projected compensation expense to be incurred as a result of the equity awards, “overhang” from previously issued and outstanding awards, burn rates and competitive market data from the peer group, global survey data, and compensation surveys. The independent members of the Board determine the award types and grant date value for the Chief Executive Officer and the Compensation Committee determines the award types and grant date value for each other executive officer. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Compensation Committee.

The equity awards granted to the executive officers are made in January in order to align the evaluation of each named executive officer’s performance and the resulting award of the equity compensation with the end of the fiscal year. Stock options are granted with an exercise price equal to the closing price on the date of grant, as provided by the terms of the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Compensation Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company maintains the Teradyne, Inc. Savings Plan (the “401k Plan”), which is available to all employees and provides a discretionary employer matching contribution, and a non-qualified retirement plan, the Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”), for certain employees whose benefits would otherwise be capped based on restrictions imposed by the Internal Revenue Service. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2022, the Company matched $1 for every $1 contributed by the employee to the 401k Plan and Supplemental Savings Plan up to 4% of the employee’s compensation (subject to Internal Revenue Service limits in the case of the 401k Plan) for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), with no match for employees accruing benefits in the Retirement Plan or SERP. For additional information regarding the Supplemental Savings Plan, see the Nonqualified Deferred Compensation Table.

Teradyne also provides a separate defined benefit retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”), and a non-qualified defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. In 1999, the Retirement Plan was closed to new employees, but participating employees were given the option to elect to continue to participate in the plan or to opt out of such participation in order to receive a higher employer match in the 401k Plan. Commencing in 2009, employees who continued to participate in the Retirement Plan receive no employer match in the 401k Plan. No named executive officer is currently accruing benefits under the Retirement Plan, but Mr. Jagiela participated in this plan prior to 1999. No named executive officer is currently accruing benefits under the SERP. For additional information, see the Pension Benefits Table.

The Company provides certain other benefits to its retirees. Based on age and service, Messrs. Jagiela, Gray, and Smith qualify for these broad-based employee benefits. At retirement, they will be eligible to receive a pro-rated amount of variable cash compensation through the date of their retirement. Most retirees can also continue in the Company’s health, dental and vision programs at a partially subsidized rate.

In addition, if a named executive officer retires after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares subject to performance-based RSUs awarded more than 365 days prior to the date of termination of employment will vest on the third anniversary of the date of grant, after the Compensation Committee has determined the number of shares underlying the performance-based RSU grant, if any, that are earned at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares subject to performance-based RSUs awarded less than 365 days prior to the date of termination of employment will vest on the third anniversary of the date of grant, after the Compensation Committee determines the number of shares underlying the performance-based RSU grant, if any, that are earned at the end of the three-year performance period.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Change in Control Agreements and Severance Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following a change in control transaction and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time. The terms of the change in control agreements are described under “Post-Termination Compensation Table”—“Change in Control Agreements.”

The Compensation Committee and the Board have also approved severance agreements for Messrs. Smith and Mehta which provide for severance payments in exchange for post-employment non-hire, non-solicit, and non-competition covenants. Mr. Smith entered into his agreement in connection with his appointment as Chief Executive Officer effective February 1, 2023, as described above. None of the severance agreements contain a tax gross-up provision. In connection with his retirement effective February 1, 2023, Mr. Jagiela entered into a retirement agreement. The terms of the severance and retirement agreements are described under “Post-Termination Compensation Table” – “Chief Executive Officer Severance Agreement”, “Chief Financial Officer Severance Agreement” and “Former Chief Executive Officer Retirement Agreement”.

Other Benefits

To attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

To offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to 85% of the fair market value of the common stock at market close on the last trading day of the purchase period. Each purchase period is a six-month period beginning in January or July and ending in June or December, respectively. Fifty-six percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s GAAP pre-tax profit (excluding its Robotics businesses, Wireless Test Division, and the Avionics Interface Technologies business) to all eligible employees, as determined by the Compensation Committee, including eligible executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year subject to any restrictions or exceptions approved by the Compensation Committee.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the executive officers with those of the Company’s shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in shares of the Company’s common stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, the executive officers are expected to retain at least 50% of the shares issued pursuant to Company equity awards, after taxes.

Shares subject to the stock ownership guidelines do not include any unvested grants of restricted stock units (including any unearned performance-based RSUs), any vested but unexercised stock options or any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

During the year, the executive officers complied with the stock ownership guidelines, and at year end, all named executive officers were at or above the stock ownership guideline investment levels, except for Mr. Burns who has until October 2025 to meet the ownership guidelines.

Compensation Recoupment Policy

A compensation recoupment policy is applicable to all the executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation and performance-based equity awards. The Board will review and update the Company’s compensation recoupment policy to comply with the final rules by the Securities and Exchange Commission implementing Section 954 of the Dodd-Frank Act and applicable stock exchange listing standards.

Impact of Accounting and Tax Treatment on Executive Compensation

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of the Company’s executive officers in excess of $1 million per person per year will not be deductible unless it qualifies for transition relief applicable to certain compensation arrangements in place as of November 2, 2017 and not later materially modified.

The Compensation Committee believes that the interests of the Company’s stockholders are best served if the Compensation Committee continues to retain flexibility and discretion to approve and amend compensation plans, agreements and arrangements to support our corporate objectives, even if a plan, agreement or arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility. The Compensation Committee currently expects (consistent with its executive compensation philosophy) to structure the Company’s executive compensation programs such that a significant portion of executive compensation is linked to the performance of Teradyne.

The Compensation Committee also takes into consideration the accounting treatment of the different forms of awards it may grant to executive officers.

2022 Executive Compensation

In January 2022, the Compensation Committee reviewed the performance of the named executive officers during 2021 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2021, the Compensation Committee considered peer group data provided by Compensia, its independent executive compensation consultant, as well as global survey data in setting executive compensation for 2022.

2022 Target Cash Compensation

To align cash compensation with the competitive market, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2022 base salaries and target cash compensation for certain of the named executive officers. The 2021 and 2022 base salaries and target cash compensation for the named executive officers are set forth below:

	2021			2022
	Base Salary	Target Bonus	Target Total Cash Comp	Base Salary	Target Bonus	Target Total Cash Comp
Mark E. Jagiela	$975,000	$1,170,000	$2,145,000	$1,000,000	$1,200,000	$2,200,000
Sanjay Mehta	525,000	420,000	945,000	565,000	452,000	1,017,000
Charles J. Gray	400,000	300,000	700,000	425,000	318,750	743,750
Richard J. Burns	327,148	261,718	588,866	400,000	320,000	720,000
Gregory S. Smith	500,000	400,000	900,000	645,000	750,000	1,395,000

In January 2022, the independent members of the Board increased Mr. Jagiela’s base salary by 2.56% and maintained his performance-based variable cash compensation target of 120% of his annual base salary. The Compensation Committee increased the base salaries of Messrs. Mehta, Gray, and Burns by 7.6%, 6.3%, and 22.3%, respectively. The substantial increase in Mr. Burn’s base salary was the continuation of annual market increases due to his promotion to President, Semiconductor Test effective October 1, 2020. Messrs. Mehta, Gray, and Burns retained their performance-based variable cash compensation target at 80%, 75% and 80% respectively, of their respective annual base salaries. The Compensation Committee increased Mr. Smith’s base salary by 8% from $500,000 to $540,000 in January 2022 and by an additional 38.9% from $540,000 to $750,000 in connection with his promotion to President, effective July 1, 2022. The Compensation Committee also increased the performance-based variable cash compensation target for Mr. Smith in January 2022 from 80% to 85% of his annual base salary and from 85% to 100% of his annual base salary effective July 1, 2022 in connection with his promotion to President.

The performance-based variable cash compensation in 2022 was based on the following:

1)	a target of 23% PBIT measured as a percentage of annual revenue;

2)	a target of 13% two-year rolling revenue growth rate measured annually; and

3)	performance against key operating and strategic goals by each business division.

For 2022, the PBIT metric contributes 40% toward the target variable cash compensation payout, the revenue growth metric contributes 30% and the strategic goals contribute 30%. Achievement of a PBIT rate above 23% and of a revenue growth rate above 13% were necessary to result in payments above target for those metrics. Achievement of a 34% PBIT rate and a 27% revenue growth rate would have resulted in a maximum payout of 200% of target for those metrics. The operating and strategic goals for 2022 included market share gains, profit margin and gross margin targets, revenue and bookings targets, customer design-ins, employee retention and product development milestones in the Company’s various business units. The Compensation Committee believes these business and financial objectives effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for each named executive officer remained at 200% of the target amount for 2022.

The PBIT and revenue growth metrics for the variable cash compensation of the named executive officers are illustrated below:

The variable cash compensation for Messrs. Jagiela, Mehta, and Gray for 2022 was calculated by measuring total Company performance: Company-wide profit against the 23% target, Company-wide two-year rolling revenue growth rate against the 13% target, and a weighted averaging formula, based on division revenue, of the performance of all divisions against the division’s specific operating and strategic goals. The variable cash compensation formula for Mr. Burns in 2022 was divided equally between (1) the performance of the Semiconductor Test Division and (2) total Company performance. The variable cash compensation formula for Mr. Smith for the first half of 2022 was divided equally between (1) the performance of the business units within Robotics, weighted by revenue, and (2) total Company performance. The variable cash compensation formula for Mr. Smith for the second half of 2022 was based on total Company performance following and due to his appointment as President effective as of July 1, 2022.

In January 2023, the Compensation Committee reviewed the Company’s performance against its 2022 performance-based variable cash compensation targets. The performance of the divisions varied from 74% to 116% of target. Once the performance of the total Company and each of the divisions was measured against the PBIT target, two-year revenue growth target, and divisional goals, the payout for the named executive officers was calculated. For 2022, the payout for the PBIT metric was above target due to the Company’s PBIT rate of 27.5%2, the payout for the two-year rolling revenue growth rate metric was just above the 0% threshold with a two-year rolling revenue growth rate of 0.49%, and the payout on the strategic goals was slightly above target based on achievement of certain divisional goals.

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved for 2022 (1) a payout of 92% of target variable cash compensation for Messrs. Jagiela, Mehta and Gray, (2) a payout of 99% of target for Mr. Burns, and (3) a payout of 89% of target for Mr. Smith. Due to the different variable compensation factors for each executive officer, total cash compensation paid was between 0.4% and 5.9% below target, depending on the named executive officer. The payout amounts of 2022 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2022 Equity Awards

In January 2022, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved the 2022 equity awards for the named executive officers. The Compensation

[2]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Committee and the independent members of the Board continued to award equity in 2022 with the same mix of performance-based stock awards (granted in the form of performance-based restricted stock units (“RSUs”) and making up 60% of the total grant date fair value of the awards, with performance-based stock awards measured at target), time-based stock awards (granted in the form of time-based RSUs and making up 30% of the total grant date fair value of the awards), and non-qualified stock options (making up 10% of the total grant date fair value of the awards), as in 2021.

For the 2022 performance-based RSUs, the Compensation Committee approved performance metrics split equally between (1) a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the performance period, which will be December 31, 2024) and (2) a three-year cumulative PBIT rate. Fifty percent (50%) of the performance-based RSUs (at target) are eligible to be earned and to vest based on the Company’s relative TSR performance and 50% based on the cumulative PBIT rate. The Compensation Committee equally weighted these performance metrics to be consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The TSR-based metric aligns the interests of executive officers with the interests of shareholders and provides a significant incentive for the executive officers to focus on increasing long-term shareholder value, while the PBIT-based metric provides an incentive to maintain a high level of profitability over the long term.

For the TSR-based metric, Teradyne’s TSR performance is measured against the New York Stock Exchange Composite Index (ticker symbol: NYA) (the “NYA Index”) which consists of over 2,000 companies listed on the New York Stock Exchange. The NYA Index represents a broad, diverse group of high-quality investment alternatives to the Company’s common stock. The Compensation Committee has concluded that the diverse NYA Index is an appropriate benchmark for Teradyne. Teradyne’s TSR percentage point gain minus that of the NYA Index at the end of the three-year period will determine the number of performance-based RSUs that are earned based on the TSR-based performance metric. Payment from 0% to 200% of the target number of performance-based RSUs subject to the TSR performance metric can be earned based on underperforming or exceeding the NYA Index’s three-year return.

For the PBIT-based metric, the three-year cumulative target PBIT rate is 23%, the threshold PBIT rate required to trigger a payout is 10%, and the PBIT rate required to achieve maximum payout is 34%. Payment from 0% to 200% of the target number of performance-based RSUs subject to the cumulative three-year PBIT rate can be earned based on Company performance with respect to this metric.

The number of performance-based RSUs that may be paid out based on relative TSR performance and PBIT rate are each illustrated below:

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period, except that if the named executive officer’s employment ends prior to the determination of the number of performance-based RSUs earned based on performance due to death or retirement or termination other than for cause after attaining both at least age sixty and at least ten years of service, then (a) 100% of the shares earned under the performance-based RSUs awarded more than 365 days prior to the last day of employment and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares earned under the performance-based RSUs awarded less than 365 days prior to the last day of employment will vest, in each case, on the third anniversary of the date of grant, after the Compensation Committee and the independent members of the Board, as applicable, determine the final number of the performance-based RSUs earned with respect to the relevant three-year performance period. Continued vesting following retirement or termination, other than for cause, is subject to the named executive officer’s continued compliance with any post-employment obligations to Teradyne.

To maintain a competitive equity compensation level relative to the market, the 2022 equity award values at target for certain of the named executive officers were increased from the 2021 equity award values at target. Mr. Jagiela’s 2022 equity award increased 19.1%, and the awards for Messrs. Mehta, Gray, Burns, and Smith were increased 38.9%, 9%, 138.1%, and 25% (in each case, for purposes of restricted stock units, value is based on the stock price on the date of grant), respectively. Mr. Burns had received additional time-based RSUs and options in October 2020 in connection with his promotion to President, Semiconductor Test. Subsequently, in January 2021, he did not receive time-based RSUs or options, but only performance-based RSUs. In January 2022, he received the full equity award of time-based RSUs, performance-based RSUs and options, which resulted in the substantial 138.1% increase in target equity award value granted to Mr. Burns in 2022.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date (with performance-based awards determined based on target performance) and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2022 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time- based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	21,674	43,347	20,764	$2,406,681	$4,592,620	$810,004	$7,809,305
Sanjay Mehta	6,690	13,379	6,409	$742,858	$1,417,510	$250,015	$2,410,383
Charles J. Gray	2,676	5,352	2,564	$297,143	$567,044	$100,022	$964,209
Richard J. Burns	3,345	6,690	3,205	$371,429	$708,806	$125,027	$1,205,262
Gregory S. Smith	4,014	8,028	3,846	$445,715	$850,567	$150,032	$1,446,314

(1)

The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 11% higher valuation for the performance-based RSUs with a three-year TSR target and a 4% higher valuation for all equity.

The grant date for the 2022 equity awards approved by the Compensation Committee or the independent members of the Board, as applicable, for all named executive officers was January 28, 2022. The 2022 time-based RSUs for all employees, including named executive officers, vest in equal installments annually over four years, commencing on the first anniversary of the grant date. The performance-based RSUs vest on the third anniversary of the grant date, with (1) half of the performance-based RSUs eligible to vest based upon the determination of Teradyne’s TSR performance relative to the NYA Index and (2) half of the performance-based RSUs eligible to vest based on three-year cumulative PBIT, in each case, as described above. The stock option grants vest in equal installments annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

The number of equity awards granted to each named executive officer is disclosed in the Grants of Plan-Based Awards Table and the value of the performance-based RSUs granted for each named executive officer assuming the highest level of performance conditions is achieved is disclosed in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2022 Determination of Performance Achievement for 2019 Performance-Based RSU Grant

In January 2022, the Compensation Committee reviewed performance against the 2019 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period ending on December 31, 2021 (using a 45-day price averaging method at both the beginning and the end of the three-year performance period); and (2) a three-year cumulative PBIT rate. For the performance-based RSUs granted in 2019, Teradyne’s relative total shareholder return performance (402.2%) was measured against the NYA Index (44.7%) during the three-year performance period from January 25, 2019 to December 31, 2021. The three-year cumulative target PBIT rate for the performance-based RSUs granted in 2019 was 19%, the PBIT rate required to achieve maximum payout was 30%, and the actual PBIT rate for the three-year period from January 1, 2019 to December 31, 2021 was 30.3%3. On this basis, the Compensation Committee approved the number of the 2019 performance-based RSUs based on the TSR formula at 200% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 200% of target. These performance-based RSUs vested on January 25, 2022.

2023 Determination of Performance Achievement for 2020 Performance-Based RSU Grant

In January 2023, the Compensation Committee reviewed performance against the 2020 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period ending on December 31, 2022 (using a 45-day price averaging method at both the beginning and the end of the three-year performance period); and (2) a three-year cumulative PBIT rate. For the performance-based RSUs granted in 2020, Teradyne’s relative total shareholder return performance (32.73%) was measured against the NYA Index (10.13%) during the three-year performance period from January 24, 2020 to December 31, 2022. The three-year cumulative target PBIT rate for the performance-based stock awards granted in 2020 was 19%, the PBIT rate required to achieve maximum payout was 30%, and the actual PBIT rate for the three-year period from January 1, 2020 to December 31, 2022 was 30.5%4. On this basis, the Compensation Committee approved the number of the 2020 performance-based RSUs based on the TSR formula at 190.4% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 200% of target. These performance-based RSUs vested on January 24, 2023.

[3]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2022.

COMPENSATION COMMITTEE

Timothy E. Guertin (Chair)

Peter Herweck

Marilyn Matz

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(8)	Total ($)
Mark E. Jagiela	2022	$1,000,000	$580,030	$6,999,301	$810,004	$1,104,000	$—	$107,914	$10,601,249
President and Chief Executive Officer	2021	$975,000	$809,544	$6,287,870	$680,028	$2,129,400	$—	$72,871	$10,954,713
	2020	$955,000	$595,152	$6,274,402	$650,009	$1,764,840	$61,113	$66,446	$10,366,962

Sanjay Mehta	2022	$565,000	$268,132	$2,160,368	$250,015	$415,840	$—	$28,616	$3,687,971
Vice President, Chief Financial Officer and Treasurer	2021	$525,000	$356,652	$1,664,478	$180,035	$764,400	$—	$62,073	$3,552,638
	2020	$500,000	$267,084	$1,496,246	$155,004	$672,000	$—	$48,769	$3,139,103

Charles J. Gray	2022	$425,000	$196,090	$864,187	$100,022	$293,250	$—	$13,328	$1,891,877
Vice President, General Counsel and Secretary	2021	$400,000	$264,187	$924,693	$100,028	$546,000	$—	$12,728	$2,247,636
	2020	$390,000	$202,539	$830,202	$86,008	$491,400	$—	$12,528	$2,012,677

Richard J. Burns	2022	$400,000	$189,828	$1,080,235	$125,027	$316,800	$—	$13,328	$2,125,218
President, Semiconductor Test	2021	$327,148	$222,244	$548,987	$—	$478,945	$—	$12,597	$1,565,934
	2020	$293,624	$161,021	$520,115	$80,023	$444,267	$—	$12,396	$1,511,446

Gregory S. Smith	2022	$645,000	$186,075	$1,296,282	$150,032	$667,500	$—	$13,328	$2,958,217
President and President, Robotics	2021	$500,000	$—	$1,109,727	$120,011	$668,000	$—	$12,728	$2,410,466
	2020	$400,000	$207,732	$917,056	$95,020	$507,000	$—	$12,528	$2,139,336

(1)

The amounts reported in the “Salary” column represent the annual base salary for each named executive officer, which is paid bi-weekly, and include amounts deferred under the 401(k) Plan or the Supplemental Savings Plan. Mr. Smith’s base salary in 2022 of $540,000 was increased to $750,000 effective as of July 1, 2022 in connection with his promotion to President. The amount shown for Mr. Smith’s base salary in 2022 is the resulting base salary actually paid for Mr. Smith in 2022.

(2)	The amounts reported in the “Bonus” column represent amounts earned under the Cash Profit Sharing Plan.
(3)

The amounts reported in the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures and taking into account the probable outcome of performance conditions where applicable. The amounts reported in the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the applicable fiscal year. The maximum value on the date of grant of performance-based RSUs granted to the named executive officers, assuming the highest level of performance conditions is achieved, is as follows for 2022, 2021, and 2020, respectively: Mr. Jagiela: $9,185,239, $8,531,634, and $8,701,780; Mr. Mehta: $2,835,020, $2,258,372, and $2,075,044; Mr. Gray: $1,134,089, $1,254,592, and $1,151,328; Mr. Burns: $1,417,611, $1,097,974, and N/A; and Mr. Smith: $1,701,133, $1,505,656, and $1,271,838. Mr. Burns was promoted in October 2020, and did not receive a grant of performance-based RSUs at that time. The number of performance-based RSUs that are earned will be determined by the Compensation Committee and the independent members of the Board, upon the completion of the applicable three-year performance period, pursuant to the TSR and PBIT formulas (for performance-based RSUs granted in 2022, as described above in “2022 Equity Awards”). For a discussion of the assumptions underlying these valuations, please see Note Q to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(4)

The amounts reported in the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. For a discussion of the assumptions underlying these valuations, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under the performance-based variable cash compensation program for the applicable year.

(6)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the aggregate change in the actuarial present value of the named executives’ accumulated benefit under all defined benefit pension plans. For 2022, this amount was -$103,287 for Mr. Jagiela. For 2021, this amount was -$11,167 for Mr. Jagiela. See also the disclosure below in the Pension Benefits Table for 2022. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See the Nonqualified Deferred Compensation Table for 2022.

(7)	The amounts reported in the “All Other Compensation” column represent the following amounts for 2022 for the named executive officers:

	Company Contributions to Defined Contribution Plans(a)	Value of Life Insurance Premiums	Total-All Other Compensation
Mark E. Jagiela	$104,490	$3,424	$107,914
Sanjay Mehta	27,488	1,128	28,616
Charles J. Gray	12,200	1,128	13,328
Richard J. Burns	12,200	1,128	13,328
Gregory S. Smith	12,200	1,128	13,328

(a)

For Messrs. Jagiela and Mehta, amounts reflect Company matching contributions to the 401k Plan and Supplemental Savings Plan; for Messrs. Gray, Burns and Smith, amounts reflect Company matching contributions to the 401k Plan.

Grants of Plan-Based Awards Table for 2022

The following table sets forth information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2022.

Name	Grant Date	Type of Award (1)	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Jagiela		VC(2)	$—	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	1/28/2022	PRSU(3)	$—	$—	$—	—	43,347	86,694	—	—	—	$4,592,620
	1/28/2022	RSU(4)	$—	$—	$—	—	—	—	21,674	—	—	$2,406,681
	1/28/2022	SO(5)	$—	$—	$—	—	—	—	—	20,764	$112.12	$810,004
Sanjay Mehta		VC(2)	$—	$452,000	$904,000	—	—	—	—	—	—	—
	1/28/2022	PRSU(3)	$—	$—	$—	—	13,379	26,758	—	—	—	$1,417,510
	1/28/2022	RSU(4)	$—	$—	$—	—	—	—	6,690	—	—	$742,858
	1/28/2022	SO(5)	$—	$—	$—	—	—	—	—	6,409	$112.12	$250,015
Charles J. Gray		VC(2)	$—	$318,750	$637,500	—	—	—	—	—	—	—
	1/28/2022	PRSU(3)	$—	$—	$—	—	5,352	10,704	—	—	—	$567,044
	1/28/2022	RSU(4)	$—	$—	$—	—	—	—	2,676	—	—	$297,143
	1/28/2022	SO(5)	$—	$—	$—	—	—	—	—	2,564	$112.12	$100,022
Richard J. Burns		VC(2)	$—	$320,000	$640,000	—	—	—	—	—	—	—
	1/28/2022	PRSU(3)	$—	$—	$—	—	6,690	13,380	—	—	—	$708,806
	1/28/2022	RSU(4)	$—	$—	$—	—	—	—	3,345	—	—	$371,429
	1/28/2022	SO(5)	$—	$—	$—	—	—	—	—	3,205	$112.12	$125,027
Gregory S. Smith		VC(2)	$—	$750,000	$1,500,000	—	—	—	—	—	—	—
	1/28/2022	PRSU(3)	$—	$—	$—	—	8,028	16,056	—	—	—	$850,567
	1/28/2022	RSU(4)	$—	$—	$—	—	—	—	4,014	—	—	$445,715
	1/28/2022	SO(5)	$—	$—	$—	—	—	—	—	3,846	$112.12	$150,032

(1)	Type of Award:

VC—Variable Cash Compensation

PRSU—Performance-based Restricted Stock Units

RSU—Time-based Restricted Stock Units

SO—Stock Options

(2)

The amounts reported represent the target and maximum payout levels for the variable cash compensation awards granted in 2022; the actual payouts for these awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

The amounts reported represent the target and maximum number of performance-based RSUs granted in 2022. The final number of shares earned in respect of performance-based RSUs granted in 2022 will be determined by the Compensation Committee and the independent directors upon the completion of the three-year performance period pursuant to the TSR and PBIT formulas described above in “2022 Equity Awards”, generally subject to continued employment.

(4)	The time-based RSUs granted in 2022 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, generally subject to continued employment.
(5)

The stock options granted in 2022 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, generally subject to continued employment, and have a term of seven years from the date of grant.

(6)	See footnotes (3) and (4) to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End Table for 2022

The following table sets forth information concerning the outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(16)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(16)
Mark E. Jagiela	8,645	—		$47.70	01/26/25
	12,183	12,184	(1)	$36.75	01/25/26
	7,862	15,724	(2)	$72.10	01/24/27
	4,645	13,935	(3)	$113.48	01/29/28
	—	20,765	(4)	$112.12	01/28/29
						13,606	$1,188,484	(7)
						13,523	$1,181,234	(8)
						13,483	$1,177,740	(9)
						21,674	$1,893,224	(10)
									108,184	$9,449,872	(13)
									71,906	$6,280,989	(14)
									86,694	$7,572,721	(15)
Sanjay Mehta	2,538	2,539	(5)	$48.74	05/01/26
	—	3,750	(2)	$72.10	01/24/27
	1,229	3,690	(3)	$113.48	01/29/28
	—	6,409	(4)	$112.12	01/28/29
						2,873	$250,957	(11)
						3,225	$281,704	(8)
						3,570	$311,839	(9)
						6,690	$584,371	(10)
									25,798	$2,253,455	(13)
									19,034	$1,662,620	(14)
									26,758	$2,337,311	(15)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(16)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(16)
Charles J. Gray	—	1,999	(1)	$36.75	01/25/26
	—	2,081	(2)	$72.10	01/24/27
	683	2,050	(3)	$113.48	01/29/28
	—	2,564	(4)	$112.12	01/28/29
						2,232	$194,965	(7)
						1,790	$156,356	(8)
						1,983	$173,215	(9)
						2,676	$233,749	(10)
									14,314	$1,250,328	(13)
									10,574	$923,639	(14)
									10,074	$934,994	(15)
Richard J. Burns	1,576	1,577	(6)	$81.30	10/01/27
	—	3,205	(4)	$112.12	01/28/29
						1,361	$118,883	(7)
						1,942	$169,634	(8)
						1,477	$129,016	(12)
						3,345	$292,186	(10)
									9,254	$808,337	(14)
									13,380	$1,168,743	(15)
Gregory S. Smith	—	2,072	(1)	$36.75	01/25/26
	2,298	2,299	(2)	$72.10	01/24/27
	819	2,460	(3)	$113.48	01/29/28
	—	3,846	(4)	$112.12	01/28/29
						2,313	$202,040	(7)
						1,977	$172,690	(8)
						2,380	$207,893	(9)
						4,014	$350,623	(10)
									15,812	$1,381,178	(13)
									12,690	$1,108,471	(14)
									16,056	$1,402,492	(15)

(1)

For each named executive officer, the vesting dates for options granted on January 25, 2019 are as follows: twenty-five percent (25%) of the options vested on each of January 25, 2020, January 25, 2021, and January 25, 2022, and twenty-five percent (25%) of the options will vest on January 25, 2023, generally subject to continued employment.

(2)

For each named executive officer, the vesting dates for options granted on January 24, 2020 are as follows: twenty-five percent (25%) of the options vested on each of January 24, 2021 and January 24, 2022, and twenty-five percent (25%) of the options will vest on each of January 24, 2023 and January 24, 2024, generally subject to continued employment.

(3)

For each named executive officer, the vesting dates for options granted on January 29, 2021 are as follows: twenty-five percent (25%) of the options vested on January 29, 2022, and twenty-five percent (25%) of the options will vest on each of January 29, 2023, January 29, 2024, and January 29, 2025, generally subject to continued employment.

(4)

For each named executive officer, the vesting dates for options granted on January 28, 2022 are as follows: twenty-five percent (25%) of the options will vest on each of January 28, 2023, January 28, 2024, January 28, 2025, and January 28, 2026, generally subject to continued employment.

(5)

For Mr. Mehta, the vesting dates for options granted on May 1, 2019 are as follows: twenty-five percent (25%) of the options vested on each of May 1, 2020, May 1, 2021, and May 1, 2022, and twenty-five percent (25%) of the options will vest on May 1, 2023, generally subject to continued employment.

(6)

For Mr. Burns, the vesting dates for options granted on October 1, 2020 are as follows: twenty-five percent (25%) of the options vested on each of October 1, 2021 and October 1, 2022, and twenty-five percent (25%) of the options will vest on each of October 1, 2023 and October 1, 2024, generally subject to continued employment.

(7)

For each named executive officer, the vesting dates for time-based RSUs granted on January 25, 2019 are as follows: twenty-five percent (25%) of the RSUs vested on each of January 25, 2020, January 25, 2021 and January 25, 2022, and twenty-five percent (25%) of the RSUs will vest on January 25, 2023, generally subject to continued employment.

(8)

For each named executive officer, the vesting dates for time-based RSUs granted on January 24, 2020 are as follows: twenty-five percent (25%) of the RSUs vested on each of January 24, 2021 and January 24, 2022 and twenty-five percent (25%) of the RSUs will vest on each of January 24, 2023 and January 24, 2024, generally subject to continued employment.

(9)

For each named executive officer, the vesting dates for time-based RSUs granted on January 29, 2021 are as follows: twenty-five percent (25%) of the RSUs vested on January 29, 2022, and twenty-five percent (25%) of the RSUs will vest on each of January 29, 2023, January 29, 2024, and January 29, 2025, generally subject to continued employment.

(10)

For each named executive officer, the vesting dates for time-based RSUs granted on January 28, 2022 are as follows: twenty-five percent (25%) of the RSUs will vest on each of January 28, 2023, January 28, 2024, January 28, 2025, and January 28, 2026, generally subject to continued employment.

(11)

For Mr. Mehta, the vesting dates for his time-based RSUs granted on May 1, 2019 are as follows: twenty-five percent (25%) of the RSUs vested on each of May 1, 2020, May 1, 2021 and May 1, 2022 and twenty-five percent (25%) of the RSUs will vest on May 1, 2023, generally subject to continued employment.

(12)

For Mr. Burns, the vesting dates for his time-based RSUs granted on October 1, 2020 are as follows: twenty-five percent (25%) of the RSUs vested each on October 1, 2021 and October 1, 2022, and twenty-five percent (25%) of the RSUs will vest on each of October 1, 2023 and October 1, 2024, generally subject to continued employment.

(13)

Represents the performance-based RSUs awarded in 2020 assuming the highest level of performance conditions is achieved. The final number earned with respect to the performance-based RSUs awarded in 2020 was determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 24, 2023) pursuant to the performance metrics approved by the Compensation Committee for the 2020 grant, with the performance-based RSUs based on TSR earned at 190.4% of target and performance-based RSUs based on three-year cumulative PBIT earned at 200% of target, as further described above in “2023 Determination of Performance Achievement for 2020 Performance-Based RSU Grant”. The performance-based RSUs earned vested at the end of the three-year measurement period (January 24, 2023), generally subject to continued employment.

(14)

Represents the performance-based RSUs awarded in 2021 assuming the highest level of performance conditions is achieved. The final number of performance-based RSUs awarded in 2021 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 29, 2024) pursuant to the performance metrics approved by the Compensation Committee for the 2021 grant. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 29, 2024), generally subject to continued employment.

(15)

Represents the performance-based RSUs awarded in 2022 assuming the highest level of performance conditions is achieved. The final number of performance-based RSUs awarded in 2022 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 28, 2025) pursuant to the performance metrics approved by the Compensation Committee for the 2022 grant and described above in “2022 Equity Awards”. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 28, 2025), generally subject to continued employment.

(16)	Amounts have been determined based on the closing price of a share of Teradyne common stock on December 31, 2022 ($87.35).

Option Exercises and Stock Vested Table for 2022

The named executive officers exercised stock options during 2022 and vested in certain RSUs previously granted. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2022; and (2) the number of shares acquired as a result of the vesting of time- and performance-based RSUs and the value realized on vesting during 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Jagiela	—	—	169,739	$23,486,150
Sanjay Mehta	1,875	$128,325	34,398	$3,807,823
Charles J. Gray	4,579	$307,535	27,729	$3,837,314
Richard J. Burns	—	—	4,381	$577,408
Gregory S. Smith	3,729	$378,317	28,916	$3,999,887

Retirement and Post-Employment Tables

Pension Benefits Table for 2022

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company closed both plans to new members. At that time, all employees were offered the choice to continue to participate in the Retirement Plan and accrue benefits, or to opt for an additional Company match in the 401k Plan in lieu of continued participation in the Retirement Plan. Approximately fifty percent (50%) of the employees elected to remain in the Retirement Plan. Ninety-one current employees continue to accrue benefits in the Retirement Plan and only seven in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for any employee who participated in both the Retirement Plan and the final average pay variant of the SERP. These employees continue to receive the same retirement benefits, but through the SERP rather than through accruals in the Retirement Plan. Mr. Jagiela is entitled to benefits under the Retirement Plan but, as of January 1, 2000, is no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan.

There is no provision in the Retirement Plan or the SERP to grant extra years of credited service. To calculate the present value of the accumulated benefit under the Retirement Plan and the SERP, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for the fiscal year ended December 31, 2022, a discount rate of 4.95% for the Retirement Plan and a discount rate of 4.90% for the SERP.

Similar to most pension plans, Teradyne’s Retirement Plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors that can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2022, of accumulated benefits payable to Mr. Jagiela, the only named executive officer who is entitled to benefits under the Retirement Plan or SERP, including the number of years of service credited to him. Although Mr. Jagiela is no longer accruing additional benefits under the Retirement Plan, he is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, no value is included for him in the Change in Pension Value and

Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table because such amount was negative for 2022.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Mark E. Jagiela(1)	Retirement Plan	17.61	$308,110
	SERP	—	$—

Sanjay Mehta	Retirement Plan	—	$—
	SERP	—	$—

Charles J. Gray	Retirement Plan	—	$—
	SERP	—	$—

Richard J. Burns	Retirement Plan	—	$—

Gregory S. Smith	Retirement Plan	—	$—
	SERP	—	$—

(1)	The years of creditable service for Mr. Jagiela were capped in 1999 with respect to the Retirement Plan.

Nonqualified Deferred Compensation Table for 2022

The Company maintains the Supplemental Savings Plan, which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401(k) Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401(k) Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2022 (only Messrs. Jagiela, Mehta and Burns participated in this plan as of this date).

Name	Executive Contributions in 2022(1)	Employer Contributions in 2022(2)	Aggregate Earnings in 2022	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2022
Mark E. Jagiela	$296,627	$92,290	$(783,593)	$—	$3,152,563
Sanjay Mehta	382,200	15,288	(101,293)	—	891,935
Charles J. Gray	—	—	—	—	—
Richard J. Burns	24,046	32,911	(1,496)	—	55,461
Gregory S. Smith	—	—	—	—	—

(1)

The following table lists the amounts of each named executive officer’s contributions to the Supplemental Savings Plan that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

	Mark E. Jagiela	Sanjay Mehta	Charles J. Gray	Richard Burns	Gregory S. Smith
2022	$296,627	$382,200	$—	$24,046	$—
2021	226,698	419,037	—	—	—
2020	234,452	72,603	—	—	—
Prior to 2020	1,369,049	—	—	—	—
Total Employee Contributions	$2,126,826	$873,840	$—	$24,046	$—

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of the named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event the employment of a named executive officer is terminated without cause or the named executive officer terminates his employment for good reason (each as defined in the agreement) within two years following, or three months prior and in contemplation of, a defined change in control of Teradyne, he will receive the following payments and/or benefits, subject to the named executive officer providing a general release of claims in favor of the Company and continued compliance with restrictive covenants:

•	Immediate vesting of all outstanding and unvested equity awards (for performance-based equity awards, the vesting will be calculated assuming payout at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated, by month, up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation (both base salary and variable cash compensation) at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years, provided on the same terms as those in effect on the date of termination.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if a named executive officer breaches the two-year non-competition and non-solicitation covenants contained in the Change in Control Agreement.

No Change in Control Agreement includes a provision for a tax gross-up payment. Amounts otherwise payable under the Change in Control Agreements will be reduced, to the extent necessary, so as not to constitute “excess parachute payments” within the meaning of Section 280G of the Code.

Chief Executive Officer Severance Agreement

Upon his appointment as Chief Executive Officer, Mr. Smith entered into an Agreement Regarding Termination Benefits (“CEO Severance Agreement”). The term of this CEO Severance Agreement, entered into on February 1, 2023, is initially three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Smith. The CEO Severance Agreement contains a three-year post-employment customer and employee non-hire and non-solicitation covenant and a three-year post-employment non-competition covenant. In consideration of these covenants and subject to Mr. Smith’s providing a general release of claims in favor of the Company, among other conditions, Mr. Smith is eligible to receive severance payments for two years at his annual target compensation rate (both base salary and variable cash compensation), continued vesting of non-performance based equity awards for two years and continued vesting of performance-based equity awards for three years, in each case, following his termination by the Company for any reason other than death, disability or cause, each as defined in the CEO Severance Agreement, or in a circumstance in which Mr. Smith would be eligible to receive payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Smith is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Smith’s employment due to his disability and Mr. Smith is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for two years, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Smith receives from other employment.

Chief Financial Officer Severance Agreement

Upon his appointment as Chief Financial Officer in 2019, Mr. Mehta entered into an Agreement Regarding Termination Benefits (“CFO Severance Agreement”). The term of this CFO Severance Agreement, entered into on April 25, 2019, was initially three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Mehta. The CFO Severance Agreement contains a one-year, post-employment customer and employee non-hire and non-solicitation covenant and a one-year, post-employment non-competition covenant. In consideration of these covenants and subject to Mr. Mehta’s providing a general release of claims in favor of the Company, among other conditions, Mr. Mehta is eligible to receive severance payments for one year at his annual target compensation rate (both base salary and variable cash compensation) following his termination by the Company for any reason other than death, disability or cause, each as defined in the CFO Severance Agreement, or in a circumstance in which Mr. Mehta would be eligible to payments pursuant to his Change in Control Agreement. During the one-year post-employment period, Mr. Mehta is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Mehta’s employment due to his disability and Mr. Mehta is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for one year, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Mehta receives from other employment.

Former Chief Executive Officer Retirement Agreement

Mr. Jagiela retired as Chief Executive Officer effective February 1, 2023. In connection with his retirement, the Board approved that the Company enter into an agreement with Mr. Jagiela (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Jagiela agreed to be bound by customary non-competition and non-solicitation covenants through January 31, 2026, and to enter into a standard employment release. In exchange, through January 31, 2026, Mr. Jagiela’s unvested time-based restricted stock units and stock options granted prior to his retirement will continue to vest in accordance with their terms; and any vested options or options that vest during this period may be exercised for the remainder of the applicable option term. The Retirement Agreement supersedes the terms of the CEO Severance Agreement between Mr. Jagiela and the Company under which Mr. Jagiela was entitled to severance compensation, continued benefits and continued vesting of equity for 24 months from the date of severance. The Board believes the retirement package offered to Mr. Jagiela was appropriate based on Mr. Jagiela’s tenure with the Company, his contributions during his service as Chief Executive Officer and industry practice for an orderly CEO succession and transition, as well as securing reasonable non-competition and non-solicitation covenants.

Other Arrangements

Other than the Chief Executive Officer and the Chief Financial Officer, none of the named executive officers has a severance agreement. Teradyne has a standard severance practice under which the Company may, in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

Details of the named executive officers’ participation in the Company’s retirement and deferred compensation plans are disclosed above, in the Pension Benefits Table for 2022 and the Nonqualified Deferred Compensation Table for 2022.

In addition, if a named executive officer dies or retires or if his employment is terminated without cause after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares issued upon settlement of a performance-based RSU grant awarded more than 365 days prior to the date of termination of employment will vest on the date the Compensation Committee determines the number of shares underlying the performance-based RSU grant that are earned at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of a performance-based RSU grant awarded less than 365 days prior to the date of termination of employment will vest on the date the Compensation Committee determines the number of shares underlying the performance-based RSU grant that are earned at the end of the three-year performance period. Messrs. Jagiela and Gray qualify for this benefit.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments and benefits that would be received by the named executive officers in the event of a termination of employment and/or a change in control, had the termination of employment and the change in control occurred on December 31, 2022. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, or long-term disability and life insurance. Mr. Jagiela retired from the Company effective February 1, 2023, and did not receive any cash severance payments but remains eligible to continue to vest in his equity awards in exchange for extended restrictive covenants in favor of the Company as described above.

	Reason for Termination(1)	Salary Continuation	Pro-rated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Total
Mark E. Jagiela	Change in Control	$4,400,000	$1,200,000	$37,639	$17,948,775	$23,586,414
	Not for Cause	$4,400,000	$1,104,000	$37,639	$21,098,214	$26,639,853
	Disability(4)	$4,400,000	$1,104,000	$—	$17,311,853	$22,815,853
	Death	$—	$1,104,000	$—	$22,157,377	$23,261,377
	Retirement	$—	$1,104,000	$—	$15,860,394	$16,964,394

Sanjay Mehta	Change in Control	$2,034,000	$452,000	$57,297	$4,710,783	$7,254,080
	Not for Cause	$1,017,000	$—	$28,648	$—	$1,045,648
	Disability(5)	$1,017,000	$415,840	$—	$4,070,254	$5,503,094
	Death	$—	$415,840	$—	$4,612,523	$5,028,363

Charles J. Gray	Change in Control	$1,487,500	$318,750	$57,297	$2,445,651	$4,309,198
	Not for Cause	$—	$293,250	$—	$2,113,809	$2,407,059
	Disability	$—	$293,250	$—	$2,397,451	$2,690,701
	Death	$—	$293,250	$—	$3,004,979	$3,298,229
	Retirement	$—	$293,250	$—	$2,113,809	$2,407,059

Richard J. Burns	Change in Control	$1,440,000	$320,000	$37,854	$1,707,800	$3,505,654
	Not for Cause	$—	$316,800	$—	$—	$316,800
	Disability	$—	$316,800	$—	$858,408	$1,175,208
	Death	$—	$316,800	$—	$1,664,572	$1,981,372
	Retirement	$—	$316,800	$—	$—	$316,800

Gregory S. Smith	Change in Control	$3,000,000	$750,000	$34,705	$3,019,221	$6,803,926
	Not for Cause	$—	$667,500	$—	$—	$667,500
	Disability	$—	$667,500	$—	$2,729,367	$3,396,867
	Death	$—	$667,500	$—	$3,623,408	$4,290,908
	Retirement	$—	$667,500	$—	$—	$667,500

(1)

Other than the entitlements to vested retirement benefits for Mr. Jagiela discussed on pages 36-37, and the retirement provisions of the Variable Compensation Plan and performance-based RSUs as described above, none of the named executive officers have an agreement to receive any salary continuation, bonus, benefits continuation, acceleration of equity or other payment in the event such named executive officer voluntarily terminates his or her employment with Teradyne without “Good Reason” or if the employment of that named executive officer is terminated by Teradyne for cause.

(2)

The amounts reported in this column for Not for Cause, Disability, Death, and Retirement reflect the pro-rated variable cash compensation that would be payable based on actual performance to each of the named executive officers; the amounts for Change in Control represent prorated variable cash bonuses at target for each of the named executive officers; the Not for Cause scenario assumes terminations for Messrs. Jagiela, Gray, Burns and Smith would also be considered a retirement.

(3)

The Change in Control amounts represent the value of the performance and time-based RSUs and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for “Good Reason” following a change in control as described above in the “Change in Control Agreements” section; performance-based restricted stock units are shown at target levels. Amounts for Not for Cause (for Mr. Gray), Death, and Retirement represent pro-rated values of performance-based restricted stock units granted in 2022 (based on target), full values of performance-based RSUs granted prior to 2022 (assuming target results for the 2021 awards and actual results for the 2020 awards), time-based RSUs, and the in-the-money value of stock options. Amounts for Disability reflect continued vesting while an employee is out on disability for a maximum of 24 months. Mr. Jagiela’s amount upon termination of employment by the Company Not for Cause represents the value of the performance-based restricted stock units that would continue to vest for 36 months (target results for the 2021 and 2022 grants and actual results for the 2020 awards) and time-based restricted stock units and the in-the-money value of stock options that would continue to vest for 24 months. Values for equity-based awards have been determined using the closing price of shares of Teradyne common stock on December 31, 2022 ($87.35).

(4)

Mr. Jagiela is eligible to receive a two-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.

(5)

Mr. Mehta is eligible to receive a one-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Mehta receives from other employment.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, Teradyne is providing the following information about the relationship of the annual total compensation of its employees to the annual total compensation of Mr. Jagiela, the Company’s Chief Executive Officer in 2022. The pay ratio information included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2022, Teradyne’s last completed fiscal year:

•	the median of the annual total compensation of all Teradyne employees (other than the Chief Executive Officer) was $128,236;

•	the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table on page 45 of this proxy statement, was $10,601,249; and

•	the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was approximately 83:1.

To identify the median of the annual total compensation of all its employees (the “median employee”), Teradyne examined the 2020 model cash compensation for all employees, excluding our Chief Executive

Officer, who were employed by the Company on the Company’s determination date, October 9, 2020. The Company included all employees in all countries, whether employed on a full-time, part-time, temporary or seasonal basis. “Model cash compensation” is the target cash compensation of a Company employee consisting of base salary, target sales commissions, target variable cash compensation, and/or target cash bonuses and benefits. The Company used model cash compensation for all employees as its consistently applied compensation measure because model cash compensation is an internal Company measure that the Company believes reasonably reflects relative annual compensation for purposes of identifying the median employee. Given its global population, the Company used currency exchange rates as of September 23, 2020 to determine model cash compensation and therefore the median employee. The Company did not use any cost-of-living adjustments in identifying the median employee.

Using model cash compensation as the consistently applied compensation measure, the Company determined the median employee is a field applications engineer working in Asia. For 2022, the Company continued to use this employee as its median employee because there were no changes in its employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio disclosure. Teradyne calculated annual total compensation for the median employee using the same methodology it used for the Company’s Chief Executive Officer as set forth in the Summary Compensation Table of this Proxy Statement. As the median employee was not paid in US dollars, the Company used currency exchange rates as of December 28, 2022 to determine the median employee’s annual total compensation.

Pay versus Performance
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following information about the relationship between executive compensation actually paid, as computed under SEC rules, and certain financial performance of the Company. For more information about the Company’s executive compensation program, refer to the “Compensation Discussion and Analysis” section starting on page 29 and the compensation tables starting on page 45.
Pay versus Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($MM)(6)	PBIT 4 (%)(7)

					Total Shareholder Return	Peer Group Total Shareholder Return(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$10,601,249	$(16,408,806)	$2,665,821	$(1,673,638)	$129.70	$157.85	$715.5	28%
2021	$10,954,713	$37,477,207	$2,495,173	$6,687,782	$241.76	$246.07	$1,014.6	33%
2020	$10,366,962	$38,723,342	$2,200,641	$6,002,932	$176.71	$161.36	$784.1	30%

(1)	The amounts in column (b) are the amounts reported for our Principal Executive Officer, Mark E. Jagiela, in the “Total” column of the Summary Compensation Table for each applicable fiscal year.
(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Jagiela, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Jagiela during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Jagiela’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Pension Benefit Adjustments(d)	Compensation Actually Paid to PEO
2022	$10,601,249	$(7,809,305)	$(19,200,750)	$—	$—	$(16,408,806)
2021	$10,954,713	$(6,967,898)	$33,490,392	$—	$—	$37,477,207
2020	$10,366,962	$(6,924,411)	35,341,904	$(61,113)	$—	$38,723,342

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, in each case, to the extent applicable: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are

4
See Appendix A of this proxy statement for additional information regarding the non-GAAP
financial measures discussed in this Pay versus Performance table (PBIT) and reconciliations of these non-GAAP
financial measures to their most directly comparable GAAP financial measures.

not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$5,951,742	$(20,098,995)	$—	$(5,053,497)	$—	$—	$(19,200,750)
2021	$14,187,235	$17,214,099	$—	$2,089,059	$—	$—	$33,490,392
2020	$16,917,961	$18,293,731	$—	$130,212	$—	$—	$35,341,904

(c)	The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Jagiela during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$—	$—	$—
2021	$—	$—	$—
2020	$—	$—	$—

(3)
The amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Jagiela) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. The
Non-PEO
NEOs included for purposes of calculating the amounts in column (d) and in column (e) are as follows: (i) for 2022, Sanjay Mehta, Charles J. Gray, Richard J. Burns and Gregory S. Smith; (ii) for 2021, Sanjay Mehta, Charles J. Gray, Bradford B. Robbins and Gregory S. Smith; and (iii) for 2020, Sanjay Mehta, Charles J. Gray, Richard J. Burns and Gregory S. Smith.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Jagiela), as computed in accordance with Item 402(v) of
Regulation S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Jagiela) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total

compensation for the NEOs as a group (excluding Mr. Jagiela) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments(b)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,665,821	$(1,506,542)	$(2,832,916)	$—	$—	$(1,673,638)
2021	$2,495,173	$(1,178,493)	$5,376,688	$(39,988)	$34,402	$6,687,782
2020	$2,200,641	$(1,044,919)	$4,847,210	$—	$—	$6,002,932

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$1,188,442	$(3,043,775)	$—	$(977,583)	$—	$—	$(2,832,916)
2021	$2,399,542	$2,697,209	$—	$279,938	$—	$—	$5,376,688
2020	$2,433,816	$2,440,854	$—	$(27,460)	$—	$—	$4,847,210

(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2022	$—	$—	$—
2021	$34,402	$—	$34,402
2020	$—	$—	$—

(5)
Teradyne has chosen to compare the change in the cumulative total shareholder return (“TSR”) of its common stock with the TSR of the Morningstar Global Semiconductor Equipment & Materials GR USD Industry Group. The Morningstar Global Semiconductor Equipment & Materials GR USD Industry Group is the peer group used by the Company for purposes of Item 2(e) of Regulation
S
-K
under the Exchange Act in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022.

(6)	Reflects net income as reported for each year in the company’s Annual Report on Form 10-K.
(7)
PBIT is the “company selected measure” for the “Pay versus Performance Table”. PBIT is a key metric for both the Company’s annual variable cash compensation program and the performance-based RSUs granted annually to the PEO and other NEOs. PBIT is a non-GAAP
financial measure equal to GAAP income from operations excluding restructuring and other; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses;
non-cash
convertible debt interest expense; and certain other gains and charges. This PBIT metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT metric reported by the Company in the financial statements accompanying its quarterly earnings releases.

Relationship Disclosure
As described in more detail in the “Compensation Discussion and Analysis” section starting on page 29, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The variance in compensation of the named executive officers year over year demonstrates the alignment between executive pay and Company performance: the executive compensation program effectively rewards the named executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance. The Company uses several performance measures to align executive compensation with Company performance and not all of those measures are presented in the “Pay versus Performance Table.” In addition, as the Company seeks to incentivize long-term performance, not all performance measures are specifically aligned with compensation actually paid for a particular year. However, as set forth below, compensation actually paid to the named executive officers in a given year is related to the Company’s net income, PBIT and relative TSR results such that the compensation actually paid to the named executive officers will increase or decrease in relation to the performance of these financial metrics. The Company chose PBIT as its “company selected measure” for the “Pay versus Performance Table”. As more fully described in the “Compensation Discussion and Analysis” section, PBIT is a key metric for both the Company’s annual variable cash compensation program and the performance-based RSUs granted annually to the PEO and other NEOs.
Compensation Actually Paid and Cumulative TSR
As illustrated by the following graph, the amount of compensation actually paid to Mr. Jagiela and the average amount of compensation actually paid to the NEOs as a group (excluding Mr. Jagiela) is generally aligned with the Company’s cumulative TSR over the years presented in the graph. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented in the graph is because a significant portion of the compensation actually paid to Mr. Jagiela and to the other NEOs is comprised of equity awards, including time-based RSUs, performance-based RSUs, and stock options. As illustrated by the following graph, the Company’s cumulative TSR over the three years presented was 28.1%, while the cumulative TSR of the Morningstar Global Semiconductor Equipment & Materials GR USD Industry Group was 57.85%
.

6
0

Compensation Actually Paid and Net Income
As illustrated by the following graph, the amount of compensation actually paid to Mr. Jagiela and the average amount of compensation actually paid to the NEOs as a group (excluding Mr. Jagiela) is generally aligned with the Company’s net income over the years presented in the graph. While the Company does not specifically use annual net income as a performance measure in the executive compensation program, the measure of net income is correlated with PBIT, a key metric for the Company’s annual variable cash compensation program and the performance-based RSUs granted annually to all NEOs
.

C
ompensation Actually Paid and PBIT
As illustrated by the following graph, the amount of compensation actually paid to Mr. Jagiela and the average amount of compensation actually paid to the NEOs as a group (excluding Mr. Jagiela) is generally aligned with the Company’s PBIT over the years presented in the graph. As described above, PBIT is a non-GAAP
financial measure used by the Compensation Committee in the variable cash compensation calculation and is the same as the PBIT metric reported by the Company in the financial statements accompanying its quarterly earnings releases. While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for its executive compensation program, the

Company has determined that PBIT is the most important performance measure to link compensation actually paid to the NEOs to Company performance
.

List of Most Important Financial Performance Measures
The following table lists the most important financial performance measures used by our Compensation Committee for determining executive pay in 2022 and linking compensation actually paid to Company performance. The role of each of these financial performance measures on our NEOs’ compensation is discussed in the “Compensation Discussion and Analysis” section above.

Financial Performance Measures for 2022
Annual PBIT ( component of NEO variable compensation )
Two-year rolling revenue growth rate ( component of NEO variable compensation )
Three-year cumulative PBIT ( component of NEO performance-based RSU awards )
Three-year TSR ( component of NEO performance-based RSU awards )

OTHER MATTERS

Shareholder Proposals for 2024 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting.

For shareholders who wish to nominate a candidate for director at the 2024 Annual Meeting of Shareholders (other than through proxy access as described below), Teradyne must receive the nomination not less than 60 days or more than 90 days prior to the meeting. In the event that the meeting date is changed by more than 30 days from the anniversary of the 2023 Annual Meeting of Shareholders, or if no annual meeting was held in 2023, then to be timely, a shareholder’s notice must be delivered by the later of 60 days prior to the meeting or the 10th day following the day on which such notice of meeting date for the 2024 Annual Meeting of Shareholders is publicly disclosed. Assuming the date of the 2024 Annual Meeting of Shareholders is not so advanced or delayed, shareholders who wish to make a proposal at the 2024 Annual Meeting of Shareholders must notify Teradyne no earlier than February 13, 2024 and no later than March 14, 2024. The shareholder’s notice of nomination must provide information regarding both the nominee and the shareholder making the nomination, including, among other things, for both name, address, occupation of each person and shares held by each such person, and the nominating shareholder must represent that such person intends to appear in person or by proxy at the meeting. In addition, the shareholder’s notice must include a representation as to whether the shareholder intends to solicit proxies in support of a director nominee other than Teradyne’s nominees in accordance with Rule 14a-19 under the Exchange Act. A complete list of the requirements for nominating a candidate for director may be found in Teradyne’s bylaws and any shareholder that intends to solicit proxies in support of a director nominee other than Teradyne’s nominees also must comply with Rule 14a-19 under the Exchange Act.

Teradyne’s bylaws provide proxy access pursuant to which shareholders may also nominate a candidate for director at the 2024 Annual Meeting of Shareholders. Teradyne’s proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in Teradyne’s proxy materials director nominees which shall not exceed the greater of two directors or 20% of the Board (rounded down to the nearest whole number), provided that the shareholders and nominees have complied with the requirements set forth in Teradyne’s bylaws. Notice of proxy access director nominees must be received no earlier than December 14, 2023 and no later than January 13, 2024.

In addition, the Nominating and Corporate Governance Committee will consider candidates properly suggested by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder suggesting the candidate will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2024 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. A complete list of the requirements for bringing such proposals may be found in Teradyne’s bylaws. If a shareholder wishes to present a proposal but fails to notify Teradyne within the prescribed time periods or otherwise comply with the requirements in Teradyne’s bylaws, that shareholder will not be entitled to present the proposal at the meeting.

SEC rules permit management to vote proxies in its discretion with respect to such matters if Teradyne advises shareholders how management intends to vote. Accordingly, if, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2024 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to include a proposal in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2024 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 2, 2023. All such proposals must comply with the requirements of SEC Rule 14a-8.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s website at www.teradyne.com under the “SEC Filings” section of the “Investor Relations” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Appendix A

Appendix A to Proxy Statement—March 31, 2023

Reconciliation of GAAP Measures to Non-GAAP Measures

The non-GAAP performance measures discussed in this proxy statement may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP. In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain income items and charges. These results are provided as a complement to results provided in accordance with GAAP. Non-GAAP income from operations and non-GAAP net income exclude acquired intangible assets amortization, non-cash convertible debt interest, pension actuarial gains and losses, discrete income tax adjustments, fair value inventory step-up, and restructuring and other, and includes the related tax impact on non-GAAP adjustments. GAAP requires that these items be included in determining income from operations and net income. Non-GAAP income from operations, non-GAAP net income, non-GAAP income from operations as a percentage of revenue, non-GAAP net income as a percentage of revenue, and non-GAAP net income per share are non-GAAP performance measures presented to provide meaningful supplemental information regarding Teradyne’s baseline performance before gains, losses or other charges that may not be indicative of Teradyne’s current core business or future outlook. These non-GAAP performance measures are used to make operational decisions, to determine employee compensation, to forecast future operational results, and for comparison with Teradyne’s business plan, historical operating results and the operating results of Teradyne’s competitors. Non-GAAP gross margin excludes fair value inventory step-up. GAAP requires that this item be included in determining gross margin. Non-GAAP gross margin dollar amount and percentage are non-GAAP performance measures that management believes provide useful supplemental information for management and the investor. Management uses non-GAAP gross margin as a performance measure for Teradyne’s current core business and future outlook and for comparison with Teradyne’s business plan, historical gross margin results and the gross margin results of Teradyne’s competitors. Non-GAAP diluted shares include the impact of Teradyne’s call option on its shares. Management believes each of these non-GAAP performance measures provides useful supplemental information for investors, allowing greater transparency to the information used by management in its operational decision making and in the review of Teradyne’s financial and operational performance, as well as facilitating meaningful comparisons of Teradyne’s results in the current period compared with those in prior and future periods. A reconciliation of each available GAAP to non-GAAP financial measure discussed in this proxy statement is contained in this Appendix A and on the Teradyne website at www.teradyne.com by clicking on “Investor Relations” and then selecting “Financials” and the “GAAP to Non-GAAP Reconciliation” link.

	Twelve Months Ended
	December 31, 2022	% of Net Revenues	December 31, 2021	% of Net Revenues
Net Revenues	$3,155.0		$3,702.9
Gross profit GAAP and non-GAAP	$1,867.2	59.2%	$2,206.7	59.6%
Income from operations—GAAP	831.9	26.4%	$1,200.7	32.4%
Restructuring and other(1)	17.2	0.5%	9.3	0.3%
Acquired intangible assets amortization	19.3	0.6%	21.5	0.6%

Income from operations—non-GAAP	$868.4	27.5%	$1,231.5	33.3%

			Net Income per Common Share				Net Income per Common Share
	December 31, 2022	% of Net Revenues	Basic	Diluted	December 31, 2021	% of Net Revenues	Basic	Diluted
Net income—GAAP	$715.5	22.7%	$4.52	$4.22	$1,014.6	27.4%	$6.15	$5.53
Restructuring and other(1)	17.2	0.5%	0.11	0.10	9.3	0.3%	0.06	0.05
Acquired intangible assets amortization	19.3	0.6%	0.12	0.11	21.5	0.6%	0.13	0.12
Loss on convertible debt conversions(2)	—	—	—	—	28.8	0.8%	0.17	0.16
Interest and other(2)	—	—	—	—	10.3	0.3%	0.06	0.06
Pension mark-to-market adjustment(2)	(25.6)	-0.8%	(0.16)	(0.15)	(2.2)	-0.1%	(0.01)	(0.01)
Exclude discrete tax adjustments	(12.1)	-0.4%	(0.08)	(0.07)	(28.6)	-0.8%	(0.17)	(0.16)
Non-GAAP tax adjustments	(1.4)	0.0%	(0.01)	(0.01)	(3.4)	-0.1%	(0.02)	(0.02)
Convertible share adjustment(3)	—	—	—	0.05	—	—	—	0.24

Net income—non-GAAP	$712.9	22.6%	$4.50	$4.25	$1,050.3	28.4%	$6.37	$5.98

GAAP and non-GAAP weighted average common shares—basic	158.4				165.0
GAAP weighted average common shares—diluted	169.7				183.6
Exclude dilutive shares from convertible note	(1.8)				(7.4)

Non-GAAP weighted average common shares—diluted	167.9				176.2

(1)	Restructuring and other consists of:

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Litigation settlement	$14.7	$12.0
Employee severance	2.9	1.5
Gain on sale of asset	(3.4)	—
Contingent consideration fair value adjustment	—	(7.2)
Other	3.0	3.0

	$17.2	$9.3

(2)

For the twelve months ended December 31, 2021, adjustment to exclude loss on convertible debt conversions. For the twelve months ended December 31, 2021, Interest and other included non-cash convertible debt interest expense. For the twelve months ended December 31, 2022 and December 31, 2021, adjustment to exclude actuarial gain recognized under GAAP in accordance with Teradyne’s mark-to-market pension accounting.

(3)

For the twelve months ended December 31, 2022 and December 31, 2021, the non-GAAP diluted EPS calculation adds back $1.0 million and $3.7 million, respectively, of convertible debt interest expense to non-GAAP net income. For the twelve months ended December 31, 2022 and December 31, 2022, non-GAAP weighted average diluted common shares include 8.8 million and 10.0 million shares, respectively, related to the convertible debt hedge transaction.

(4)

Currency exchange rates are used to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between period activity translated using the period’s currency exchange rates and the rates as of December 31, 2021.

GAAP to Non-GAAP Earnings Reconciliation

(In millions)

	3 Years Ended Dec. 31, 2022	% of Net Revenues
Net Revenues	$9,979.4

Income from operations—GAAP	$2,961.0	29.7%
Acquired intangible assets amortization	71.6	0.7%
Restructuring and other	13.3	0.1%
Inventory step-up	0.4	0.0%
Equity modification charge	0.8	0.0%

Income from operations—non-GAAP	$3,047.1	30.5%

	3 Years Ended Dec. 31, 2021	% of Net Revenues
Net Revenues	$9,119.4

Income from operations—GAAP	2,682.8	29.4%
Acquired intangible assets amortization	92.4	1.0%
Restructuring and other	(17.8)	-0.2%
Inventory step-up	0.8	0.0%
Equity modification charge	2.9	0.0%

Income from operations—non-GAAP	$2,761.1	30.3%

	FY 2022
GAAP Cash Flow from Operations	$578
Less Property, Plant and Equipment Additions	-163

Non-GAAP Operating Cash Flow (“Free Cash Flow”)	$415

	Twelve Months Ended
	December 31, 2020	% of Net Revenues
Net Revenues	$3,121.5
Gross profit GAAP	$1,785.7	57.2%
Inventory step-up	0.4	0.0%

Gross profit non-GAAP	$1,786.1	57.2%
Income from operations—GAAP	$928.4	29.7%
Acquired intangible assets amortization	30.8	1.0%
Restructuring and other(1)	(13.2)	-0.4%
Inventory step-up	0.4	0.0%
Equity modification charge	0.8	0.0%

Income from operations—non-GAAP	$947.2	30.3%

	December 31, 2020	% of Net Revenues
Net income—GAAP	$784.1	25.1%
Acquired intangible assets amortization	30.8	1.0%
Interest and other(2)	14.4	0.5%
Pension mark-to-market adjustments(2)	10.3	0.3%
Restructuring and other(1)	(13.2)	-0.4%
Inventory step-up	0.4	0.0%
Equity modification charge	0.8	0.0%
Exclude discrete tax adjustments(3)	(15.2)	-0.5%
Non-GAAP tax adjustments	(11.9)	-0.4%
Convertible share adjustment(4)	—	—

Net income—non-GAAP	$800.5	25.6%

GAAP and non-GAAP weighted average common shares—basic	166.1
GAAP weighted average common shares—diluted	183.0
Exclude dilutive shares from convertible note	(8.5)

Non-GAAP weighted average common shares—diluted	174.5

(1)	Restructuring and other consists of:

Twelve Months Ended
December 31, 2020
Contingent consideration fair value adjustment	$(23.3)
Contract termination settlement fee	4.0
Acquisition related expenses and compensation	2.5
Employee severance	2.3
Other	1.2

$(13.2)

(2)

For the twelve months ended December 31, 2020 Interest and other included non-cash convertible debt interest expense. For the twelve months ended December 31, 2020 adjustments to exclude actuarial (gain) loss recognized under GAAP in accordance with Teradyne’s mark-to-market pension

(3)	For the twelve months ended December 31, 2020, adjustment to exclude discrete income tax items.
(4)

For the twelve months ended December 31, 2020, the non-GAAP diluted EPS calculation adds back $5.3 million, of convertible debt interest expense to non-GAAP net income and non-GAAP weighted average diluted common shares include 7.0 million, from the convertible note hedge transaction.

TERADYNE, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. PO BOX 1342 BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2023. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96147-P86320                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TERADYNE, INC.

The Board of Directors recommends you vote FOR the following:
1.		To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term:
	Nominees:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal.			For	Against	Abstain

	1a. Timothy E. Guertin		☐	☐	☐	2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.			☐	☐	☐

	1b. Peter Herweck		☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal.
	1c. Mercedes Johnson		☐	☐	☐			1 year	2 years	3 years	Abstain

	1d. Ernest E. Maddock		☐	☐	☐

3.  To approve, in a non-binding, advisory vote, that the frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement is every year, every two years, or every three years.

								☐	☐	☐	☐
	1e. Marilyn Matz		☐	☐	☐
	1f. Gregory S. Smith		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal.			For	Against	Abstain

	1g. Ford Tamer		☐	☐	☐	4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.			☐	☐	☐

	1h. Paul J. Tufano		☐	☐	☐

5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Shareholder Letter and Form 10-K are available at www.proxyvote.com

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D96148-P86320

TERADYNE, INC.

Annual Meeting of Shareholders

May 12, 2023 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) GREGORY S. SMITH and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, ET on May 12, 2023, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side